As filed with the Securities and Exchange Commission on November 5, 2026
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
KIMCO REALTY CORPORATION
(Exact name of registrant as specified in its charter)

Maryland	13-2744380
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

500 North Broadway, Suite 201C
Jericho, New York 11753
(516) 869-9000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Bruce Rubenstein, Esq.
500 North Broadway, Suite 201
Jericho, New York 11753
(516) 869-9000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Joel H. Trotter, Esq.
Julia A. Thompson, Esq.
R. Charles Cassidy III, Esq.
Latham & Watkins LLP
555 Eleventh Street N.W., Suite 1000
Washington, D.C. 20004
Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the SEC pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell nor does it seek an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.
SUBJECT TO COMPLETION, DATED NOVEMBER 5, 2026
PROSPECTUS
26,250,000 Shares
KIMCO REALTY CORPORATION
Common Stock
Our operating entity, Kimco Realty OP, LLC, issued and sold $600,000,000 aggregate principal amount of its 3.50% exchangeable senior notes due 2031, or the notes, in a private transaction that closed in June 2026. The notes are fully and unconditionally guaranteed by us. Under certain circumstances, we may issue shares of our common stock, par value $0.01 per share, or our common stock, upon the exchange of the notes. In such circumstances, the recipients of such shares of common stock, whom we refer to herein as the selling securityholders, may use this prospectus to resell from time to time such shares. Additional selling securityholders may be named by future prospectus supplements.
The registration of the shares of our common stock covered by this prospectus does not necessarily mean that any of the selling securityholders will exchange their notes, that upon any exchange of the notes we will elect, in our sole and absolute discretion, to settle our exchange obligation in a combination of cash and shares of our common stock rather than cash, or that any shares of our common stock received upon exchange of the notes will be offered or sold by the selling securityholders.
We will not receive any proceeds from any issuance of shares of our common stock to the selling securityholders or from any sale of such shares by the selling securityholders, but we have agreed to pay certain registration expenses relating to such shares of our common stock. See “Selling Securityholders” and “Plan of Distribution.” The selling securityholders from time to time may offer and resell the shares held by them directly or through agents or broker-dealers on terms to be determined at the time of sale, as described in more detail in this prospectus.
To assist us in complying with certain federal income tax requirements applicable to real estate investment trusts, or REITs, among other purposes, our charter contains certain restrictions relating to the ownership and transfer of our stock, including an ownership limit of 9.8% of the outstanding shares of our common stock. See “Restrictions on Ownership and Transfer” beginning on page 9 of this prospectus.
Our common stock is listed on the New York Stock Exchange, or the NYSE, under the symbol “KIM.” On November 4, 2026, the last reported sale price of our common stock on the NYSE was $25.88 per share.
Investing in our securities involves risks. See “Risk Factors” on page 5 of this prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete and any representation to the contrary is a criminal offense.
The date of this Prospectus is    , 2026

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process. By using a shelf registration statement, the selling securityholders named in this prospectus may sell shares of common stock from time to time in one or more offerings as described in this prospectus. When the selling securityholders offer and resell shares of common stock, the selling securityholders may provide a prospectus supplement to this prospectus that contains specific information about the common stock being offered and sold and the specific terms of that offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. Any prospectus supplement or free writing prospectus may also add, update or change information contained in or incorporated by reference into this prospectus with respect to that offering. If there is any inconsistency between the information in or incorporated by reference into this prospectus and any applicable prospectus supplement or free writing prospectus, you should rely on the prospectus supplement or free writing prospectus, as applicable. Before purchasing any shares of common stock, you should carefully read both this prospectus and any applicable prospectus supplement (and any applicable free writing prospectuses), together with the additional information described under the heading “Where You Can Find More Information; Incorporation by Reference.”
Neither we nor the selling securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus, any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. We and the selling securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. The selling securityholders will not make an offer to sell shares of common stock in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement to this prospectus is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference, and any prospectus supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any prospectus supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable prospectus supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.
When used in this prospectus, unless otherwise specified or the context requires otherwise, all references to “Kimco,” “we,” “us,” or “our” mean Kimco Realty Corporation, a Maryland corporation, and its direct and indirect subsidiaries, including Kimco Realty OP, LLC, on a consolidated basis, and including, where context requires, the predecessor entity also known as Kimco Realty Corporation. In statements regarding qualification as a REIT, such terms refer solely to Kimco Realty Corporation and, where context requires, the predecessor entity also known as Kimco Realty Corporation (the “Predecessor”). All references to the “Company” mean Kimco Realty Corporation and, where context requires, the predecessor entity also known as Kimco Realty Corporation, and not to any of their subsidiaries. All references to “Kimco OP” mean Kimco Realty OP, LLC, a Delaware limited liability company, and not to any of its subsidiaries. When we refer to “you,” we mean the potential holders of our common stock.
WHERE YOU CAN FIND MORE INFORMATION; We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at https://www.sec.gov.
Our website address is http://www.kimcorealty.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus or any accompanying prospectus supplement.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
The documents listed below have been filed by us under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), with the SEC and are incorporated by reference in this prospectus:
•	Our Annual Report on Form 10-K for the year ended December 31, 2025 (filed with the SEC on February 20, 2026);
•	The information specifically incorporated by reference into our Annual Report on Form 10-K from our Definitive Proxy Statement on Schedule 14A, filed with the SEC on April 8, 2026;
•
Our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2026 (filed with the SEC on April 30, 2026), June 30, 2026 (filed with the SEC on August 4, 2026) and September 30, 2026 (filed with the SEC on October 29, 2026);

•
Our Current Reports on Form 8-K filed with the SEC on January 21, 2026 (excluding the information furnished pursuant to Item 7.01 and the related exhibits), January 28, 2026, May 22, 2026, June 11, 2026 and June 15, 2026; and

•
The description of our common stock contained in the Predecessor’s Registration Statement on Form 8-B (File No. 1-10899), filed on November 18, 1994, including any subsequently filed amendments and reports filed for the purpose of updating the description.

We are also incorporating by reference into this prospectus all documents that we have filed or will file with the SEC as prescribed by Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act since the date of this prospectus and prior to the termination of the offering of the securities described in this prospectus, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, as well as Proxy Statements. Any statement contained in this prospectus or any prospectus supplement or in a document incorporated or deemed to be incorporated by reference herein or therein shall be deemed to be modified or superseded to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus and any prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus or any prospectus supplement.
Copies of all documents which are incorporated by reference in this prospectus and the applicable prospectus supplement are available from us without charge, excluding all exhibits unless we have specifically incorporated by reference the exhibit in this prospectus supplement and the accompanying prospectus. You may obtain documents incorporated by reference in this prospectus supplement and the accompanying prospectus by requesting them in writing or by telephone from:
Kimco Realty Corporation
500 North Broadway, Suite 201
Jericho, New York 11753
Attn: Bruce Rubenstein, Corporate Secretary
(516) 869-9000
You may also obtain copies of these filings, at no cost, by accessing our website at http://www.kimcorealty.com; however, the information found on our website is not considered part of this prospectus or any accompanying prospectus supplement.

THE COMPANY
Kimco Realty Corporation, a Maryland corporation, is a leading owner and operator of high-quality, open-air, grocery-anchored shopping centers and mixed-use properties in the United States. Our executive officers are engaged in the day-to-day management and operation of real estate exclusively with the issuer, with nearly all operating functions, including leasing, asset management, maintenance, construction, legal, finance and accounting, administered by the issuer. Our mission is to create destinations for everyday living that inspire a sense of community and deliver value to our many stakeholders.
We are a self-administered REIT and have owned and operated open-air shopping centers for over 65 years. We have not engaged, nor do we expect to retain, any REIT advisors in connection with the operation of our properties. As of September 30, 2026, we had interests in 561 U.S. shopping center properties, aggregating 99.1 million square feet of gross leasable area (“GLA”), located in 29 states. In addition, we had 65 other property interests, primarily including net leased properties, preferred equity investments and other investments, totaling 5.1 million square feet of GLA. Our ownership interests in real estate consist of our consolidated portfolio and portfolios where we own an economic interest, such as properties in our investment real estate management programs, where we partner with institutional investors and also retain management.
Our primary business objective is to be the premier owner and operator of open-air, grocery-anchored shopping centers, including mixed-use assets, in the U.S. We believe we can achieve this objective by:
•	increasing the value of our existing portfolio of properties and generating higher levels of portfolio growth;
•	increasing cash flows for reinvestment and/or for distribution to stockholders while maintaining conservative payout ratios;
•	maintaining strong debt metrics;
•	continuing growth in desirable demographic areas with successful retailers, primarily focused on grocery anchors; and
•	increasing the number of entitlements for residential use.
Kimco Realty Corporation is a Maryland corporation organized to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). We generally conduct substantially all of our operations through the operating entity (either directly or indirectly through our subsidiaries). This structure is commonly referred to as an umbrella partnership REIT (an “UPREIT”). Kimco Realty Corporation is the sole managing member of, and exercises exclusive control over, the operating entity. As of September 30, 2026, Kimco Realty Corporation owned 99.74% of the outstanding limited liability company interests of the operating entity.
Our executive offices are located at 500 North Broadway, Suite 201, Jericho, New York 11753, and our telephone number is (516) 869-9000.
UPREIT Reorganization
Prior to January 1, 2023, the Company’s business was conducted through a predecessor entity also known as Kimco Realty Corporation (the “Predecessor”). On December 14, 2022, the Predecessor’s Board of Directors approved the reorganization (the “Reorganization”) of the Predecessor’s business into an UPREIT. To effect the Reorganization, the Predecessor formed or caused to be formed (1) a newly formed Maryland corporation that was a wholly-owned direct subsidiary of the Predecessor and direct stockholder of Merger Sub (as defined below) (“Holdco”), and (2) KRC Merger Sub Corp., a Maryland corporation and wholly-owned indirect subsidiary of the Predecessor (“Merger Sub”). Effective as of 12:01 a.m., New York time, on January 1, 2023, pursuant to a merger agreement among the Predecessor, Holdco and Merger Sub, Merger Sub merged with and into the Predecessor, with the Predecessor continuing as the surviving entity and a wholly-owned subsidiary of Holdco (the “Merger”). At the effective time of the Merger, each outstanding share of capital stock of the Predecessor was converted into one equivalent share of capital stock of Holdco. Effective as of January 3, 2023, the Predecessor converted into a limited liability company, organized in the State of Delaware, known as Kimco Realty OP, LLC, the entity we refer to herein as Kimco OP or the operating entity. In connection with the Reorganization, Holdco changed its name to Kimco Realty Corporation, the entity we refer to herein as the Company.

RISK FACTORS
Investment in any shares of our common stock offered pursuant to this prospectus and the applicable prospectus supplement involves risks. You should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement and any applicable free writing prospectus before acquiring any of such shares of our common stock. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered shares of our common stock. Please also refer to the section below entitled “Forward-Looking Statements.”

FORWARD-LOOKING STATEMENTS
This prospectus, any accompanying prospectus supplement and the documents incorporated and deemed to be incorporated by reference in this prospectus and any accompanying prospectus supplement contain certain “forward-looking” statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with the safe harbor provisions. Forward-looking statements, which are based on certain assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “believe,” “expect,” “intend,” “commit,” “anticipate,” “estimate,” “project,” “will,” “target,” “plan,” “forecast” or similar expressions. You should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which, in some cases, are beyond our control and could materially affect actual results, performance or achievements. Factors which may cause actual results to differ materially from current expectations include, but are not limited to, (i) financial disruption, changes in trade policies and tariffs, geopolitical challenges or economic downturn, including general adverse economic and local real estate conditions, (ii) the impact of competition, including the availability of acquisition or development opportunities and the costs associated with purchasing and maintaining assets, (iii) the inability of major tenants to continue paying their rent obligations due to bankruptcy, insolvency or a general downturn in their business, (iv) the reduction in our income in the event of multiple lease terminations by tenants or a failure of multiple tenants to occupy their premises in a shopping center, (v) the potential impact of e-commerce and other changes in consumer buying practices, and changing trends in the retail industry and perceptions by retailers or shoppers, including safety and convenience, (vi) the availability of suitable acquisition, disposition, development, redevelopment and merger opportunities, and the costs associated with purchasing and maintaining assets and risks related to acquisitions not performing in accordance with our expectations, (vii) our ability to raise capital by selling our assets, (viii) disruptions and increases in operating costs due to inflation and supply chain disruptions, (ix) risks associated with the development of mixed-use commercial properties, including risks associated with the development, and ownership of non-retail real estate, (x) changes in governmental laws and regulations, including, but not limited to, changes in data privacy, environmental (including climate change), safety and health laws, and management’s ability to estimate the impact of such changes, (xi) valuation and risks related to our joint venture and preferred equity investments and other investments, (xii) collectability of mortgage and other financing receivables, (xiii) impairment charges, (xiv) criminal cybersecurity attack disruptions, data loss or other security incidents and breaches, (xv) risks related to artificial intelligence, (xvi) impact of natural disasters and weather and climate-related events, (xvii) pandemics or other health crises, (xviii) our ability to attract, retain and motivate key personnel, (xix) financing risks, such as the inability to obtain equity, debt or other sources of financing or refinancing on favorable terms to us, (xx) the level and volatility of interest rates and management’s ability to estimate the impact thereof, (xxi) changes in the dividend policy for our common and preferred stock and our ability to pay dividends at current levels, (xxii) unanticipated changes in our intention or ability to prepay certain debt prior to maturity and/or maintain certain debt outstanding until maturity, (xxiii) our ability to continue to maintain our status as a REIT for U.S. federal income tax purposes and potential risks and uncertainties in connection with our UPREIT structure, and (xxiv) the other risks and uncertainties identified under the caption “Risk Factors” in this prospectus and our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, as updated by our subsequent filings with the SEC under the Exchange Act. Moreover, other risks and uncertainties of which we are not currently aware may also affect our forward-looking statements and may cause actual results and the timing of events to differ materially from those anticipated. The forward-looking statements made herein are made only as of the date hereof or as of the dates indicated in the forward-looking statements, even if they are subsequently made available by us on our website or otherwise. Accordingly, there is no assurance that our expectations will be realized. We disclaim any intention or obligation to update the forward-looking statements, whether as a result of new information, future events or otherwise. You are advised to refer to any further disclosures we make in other filings with the SEC. Certain forward-looking and other statements in our Annual Reports on Form 10-K, as well as other reports filed with the SEC, including, but not limited to, our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, or other locations, such as our corporate website, contain various corporate responsibility standards and frameworks (including standards for the measurement of underlying data) and the interests of various stakeholders. As such, such information may not be, and should not be interpreted as necessarily being, “material” under the federal securities laws for SEC reporting purposes, even if we use the word “material” or “materiality” in this document. Corporate responsibility information is also often reliant on third-party information or methodologies that are subject to evolving expectations and best practices, and our approach to and discussion of these matters may continue to evolve as well. For example, our disclosures may change due to revisions in framework requirements, availability of information, changes in our business or applicable governmental policies, or other factors, some of which may be beyond our control.

USE OF PROCEEDS
We are filing the registration statement of which this prospectus forms a part pursuant to our contractual obligation to the holders of the notes named in the section entitled “Selling Securityholders.” We will not receive any of the proceeds from the resale of shares of our common stock from time to time by such selling securityholders.
The selling securityholders will pay any underwriting, brokerage or similar fees or discounts or selling commissions. We have agreed, however, to pay certain expenses relating to the registration of the shares of our common stock under applicable securities laws.

DESCRIPTION OF COMMON STOCK
In this description, all references to “we,” “us,” “our” or the “Company” refer only to Kimco Realty Corporation and not to any of its subsidiaries.
General
We have the authority to issue 1,500,000,000 shares of common stock, par value $0.01 per share and 765,000,000 shares of excess stock, par value $0.01 per share. At September 30, 2026, we had outstanding 664,490,367 shares of common stock and no shares of excess stock. Prior to August 4, 1994, we were incorporated as a Delaware corporation. On August 4, 1994, we reincorporated as a Maryland corporation pursuant to an Agreement and Plan of Merger approved by our stockholders. On January 1, 2023, in connection with the Reorganization (as defined herein), each outstanding share of common stock of the Predecessor was converted into one equivalent share of the Company’s common stock, having the same designations, rights, powers and preferences, and the same qualifications, limitations, restrictions and other terms as the corresponding shares of common stock of the Predecessor immediately prior to the Reorganization. See “The Company – UPREIT Reorganization.” The Company is treated as the successor to the Predecessor with respect to the shares of common stock.
The following description of our common stock sets forth certain general terms and provisions of the common stock to which any prospectus supplement may relate, including a prospectus supplement providing that common stock will be issuable upon conversion of the Company’s debt securities or our preferred stock or upon the exercise of common stock warrants issued by us. The statements below describing the common stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of our charter and bylaws.
Holders of our common stock will be entitled to receive dividends when, as and if authorized by our Board of Directors (the “Board of Directors”) and declared by us, out of assets legally available therefor. Payment and declaration of dividends on the common stock and purchases of shares thereof by us will be subject to certain restrictions if we fail to pay dividends on our preferred stock. Upon our liquidation, dissolution or winding up, holders of common stock will be entitled to share equally and ratably in any assets available for distribution to them, after payment or provision for payment of our debts and other liabilities and the preferential amounts owing with respect to any of our outstanding preferred stock. The common stock will possess voting rights in the election of directors and in respect of certain other corporate matters, with each share entitling the holder thereof to one vote. Holders of shares of common stock will not have cumulative voting rights in the election of directors, which means that holders of more than 50% of all of the shares of our common stock voting for the election of directors will be able to elect all of the directors. If they choose to do so, the holders of the remaining shares will be unable to elect any directors. Holders of shares of common stock will not have preemptive rights, which means they have no right to acquire any additional shares of common stock that may be issued by us at a subsequent date. The common stock will, when issued, be fully paid and nonassessable and will not be subject to preemptive or similar rights.
Under Maryland law, a distribution (whether by dividend, redemption or other acquisition of shares) to holders of shares of common stock may be made only if, after giving effect to the distribution, (a) we are able to pay our indebtedness as it becomes due in the usual course of business and (b) subject to certain exceptions, our total assets are greater than the sum of our total liabilities plus the amount necessary to satisfy the preferential rights upon dissolution of stockholders whose preferential rights on dissolution are superior to the holders of common stock, unless the terms of the stock held by such holders with preferred rights provide otherwise. We have complied with these requirements in all of our prior distributions to holders of common stock.
Restrictions on Ownership and Transfer
To assist us in complying with certain federal income tax requirements applicable to REITs, our charter contains certain restrictions relating to the ownership and transfer of our common stock. See “Restrictions on Ownership and Transfer.”
Transfer Agent and Registrar
The registrar and transfer agent for our common stock is Equiniti Trust Company, LLC.

RESTRICTIONS ON OWNERSHIP AND TRANSFER
The following summary with respect to restrictions on ownership and transfer of our stock sets forth certain general terms and provisions of our charter documents to which any prospectus supplement may relate. This summary does not purport to be complete and is subject to and qualified in its entirety by reference to our charter, as amended and supplemented from time to time, including any articles supplementary relating to any class or series of preferred stock we may issue in the future. A copy of our existing charter is filed with the SEC and is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part. Any amendment or supplement to our charter relating to a class or series of preferred stock we may issue in the future will be filed with the SEC and will be incorporated by reference as an exhibit to the applicable prospectus supplement. See “Where You Can Find More Information; Incorporation by Reference.”
For us to qualify as a REIT under the Code, not more than 50% in value of our outstanding stock may be owned, actually or constructively, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Our stock also must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. In addition, rent from related party tenants (generally, a tenant of a REIT owned, actually or constructively, 10% or more by the REIT or a 10% owner of the REIT) is not qualifying income for purposes of the gross income tests under the Code.
Our charter contains restrictions on the ownership and transfer of stock that are intended to assist us in complying with these requirements. Our charter provides that, subject to certain exceptions, no holder may beneficially own, or be deemed to own by virtue of the constructive ownership provisions of the Code, more than 9.8% in value of the outstanding shares of our common stock. The constructive ownership rules under the Code are complex and may cause common stock owned actually or constructively by a group of related individuals or entities or both to be deemed constructively owned by one individual or entity. As a result, the acquisition of less than 9.8% of our common stock (or the acquisition of an interest in an entity which owns, actually or constructively, our common stock) by an individual or entity could cause that individual or entity (or another individual or entity) to own constructively in excess of 9.8% of our common stock, and thus violate the ownership limit.
Our Board of Directors may exempt a particular stockholder from the ownership limits if a ruling from the IRS or an opinion of counsel is presented that such ownership will not then or in the future jeopardize our status as a REIT. As a condition of any exemption, our Board of Directors may require such representations and undertakings from the stockholder as are reasonably necessary to ascertain that an exemption from the ownership limits would not cause us to fail to qualify as a REIT. The foregoing restrictions on transferability and ownership will not apply if our Board of Directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT. If shares of common stock in excess of the ownership limit, or shares which would otherwise cause the REIT to be beneficially owned by fewer than 100 persons or which would otherwise cause us to be “closely held” within the meaning of the Code or would otherwise result in our failure to qualify as a REIT, are issued or transferred to any person, that issuance or transfer shall be null and void to the intended transferee, and the intended transferee would acquire no rights to the stock. Shares transferred in excess of the ownership limit, or shares which would otherwise cause us to be “closely held” within the meaning of the Code or would otherwise result in our failure to qualify as a REIT, will automatically be exchanged for shares of a separate class of stock, which we refer to as excess stock, that will be transferred by operation of law to us as trustee for the exclusive benefit of the person or persons to whom the shares are ultimately transferred, until that time as the intended transferee retransfers the shares. While these shares are held in trust, they will not be entitled to vote or to share in any dividends or other distributions (except upon liquidation). The shares may be retransferred by the intended transferee to any person who may hold those shares at a price not to exceed either:
(1)	the price paid by the intended transferee; or
(2)
if the intended transferee did not give value for such shares (through a gift, devise or otherwise), a price per share equal to the market value of the shares on the date of the purported transfer to the intended transferee, at which point the shares will automatically be exchanged for an equal number of shares of ordinary common stock.

In addition, such shares of excess stock held in trust will be deemed to have been offered for sale to us, or our designee, for a 90-day period at a price equal to the lesser of the price paid for the stock by the intended transferee and the market price for the stock on the date we accept such offer. This period commences on the date of the violative transfer if the intended transferee gives us notice of the transfer, or the date our Board of Directors determines that a violative transfer has occurred if no notice is provided.
All certificates representing shares of common stock will bear a legend referring to the restrictions described above.
All persons who own, directly or by virtue of the attribution provisions of the Code, more than 5% (or such other percentage between 0.5% and 5%, as provided in the Income Tax Regulations promulgated under the Code) of the outstanding shares of common stock must give written notice to us containing the information specified in our charter within 30 days after the close of each year. In addition, each common stockholder shall upon demand be required to disclose to us such information with respect to the actual and constructive ownership of shares as our Board of Directors deems necessary to comply with the provisions of the Code applicable to a REIT.

DESCRIPTION OF THE LIMITED LIABILITY COMPANY AGREEMENT OF KIMCO REALTY OP, LLC
A summary of the material terms and provisions of the Amended and Restated Limited Liability Company Agreement of Kimco Realty OP, LLC, which we refer to as the “operating agreement,” is set forth below. This summary is not complete and is subject to and qualified in its entirety by reference to the applicable provisions of Delaware law and the operating agreement. For more detail, please refer to the operating agreement itself, a copy of which is filed with the SEC. For purposes of this section, references to “we,” “our,” “us,” “our company” and the “managing member” refer to Kimco Realty Corporation, in our capacity as the managing member of our operating entity. See “Where You Can Find More Information; Incorporation by Reference.”
General
Substantially all of our assets are held by, and substantially all of our operations are conducted through, our operating entity, either directly or through its subsidiaries. We are the sole managing member of our operating entity. The operating agreement authorizes our operating entity to issue Common Units (as defined in the operating agreement), LTIP Units (as defined in the operating agreement), 5.125% Class L Cumulative Redeemable Preferred Units (the “Class L Preferred Units”), 5.25% Class M Cumulative Redeemable Preferred Units (the “Class M Preferred Units”), and 7.25% Class N Cumulative Convertible Perpetual Preferred Units (the “Class N Preferred Units”), each having the terms described below. As of September 30, 2026, 666,247,302 Common Units of membership interests in our operating entity, or Common Units, were outstanding, and we owned 99.74% of the outstanding Common Units, in each case, including Common Units issuable upon vested LTIP Units of our operating entity. The membership units of any class or series in our operating entity are not listed on any exchange nor are they quoted on any national market system.
Provisions in the operating agreement may delay or make more difficult unsolicited acquisitions of us or changes in our control. These provisions could discourage third parties from making proposals involving an unsolicited acquisition of us or change of our control, although some stockholders might consider such proposals, if made, desirable. These provisions also make it more difficult for third parties to alter the management structure of our operating entity without the concurrence of our board of directors. These provisions include, among others:
•	redemption rights of members and certain assignees of Common Units;
•	transfer restrictions on Common Units and other membership interests;
•	a requirement that we may not be removed as the managing member of our operating entity without our consent;
•
our ability in some cases to amend the operating agreement and to cause our operating entity to issue preferred membership interests in our operating entity with terms that we may determine, in either case, without the approval or consent of any member; and

•	the right of the non-managing members to consent to certain transfers of our managing member interest (whether by sale, disposition, statutory merger or consolidation, liquidation or otherwise).
Purpose, Business and Management
Our operating entity was formed for the purpose of conducting any business, enterprise or activity permitted by or under the Delaware Limited Liability Company Act (the “Act”). Our operating entity may enter into any partnership, joint venture, business trust arrangement, limited liability company or other similar arrangement and may own interests in any other entity engaged in any business permitted by or under the Act, subject to any consent rights set forth in our operating agreement.
In general, our board of directors manages the business and affairs of our operating entity by directing our business and affairs, in our capacity as the sole managing member of our operating entity. Except as otherwise expressly provided in the operating agreement and subject to the rights of holders of any class or series of membership interest, all management powers over the business and affairs of our operating entity are exclusively vested in us, in our capacity as the sole managing member of our operating entity. We may not be removed as the managing member of our operating entity, with or without cause, without our consent, which we may give or withhold in our sole and absolute discretion.

Restrictions on Managing Member’s Authority
The operating agreement prohibits us, in our capacity as managing member, from taking any action that would make it impossible to carry on the ordinary business of our operating entity, except as otherwise provided in the operating agreement or with the consent of the non-managing members. We generally may not, without the prior consent of the members of our operating entity (including us), amend, modify or terminate the operating agreement, except for certain amendments described below that require the approval of each affected member. We may not, in our capacity as the managing member of our operating entity, without the consent of each member adversely affected thereby:
•	take any action in contravention of an express prohibition or limitation of the operating agreement;
•
transfer all or any portion of our managing member interest in our operating entity or admit any person as a successor managing member, subject to the exceptions described in “—Transfers of Membership Interests—Restrictions on Transfers by the Managing Member”; or

•	voluntarily withdraw as the managing member.
Without the consent of each affected member or in connection with a transfer of all of our interests in our operating entity in connection with a merger, consolidation or other combination of our assets with another entity, a sale of all or substantially all of our assets or a reclassification, recapitalization or change in our outstanding stock permitted without the consent of the non-managing members as described in “—Transfers of Membership Interests—Restrictions on Transfers by the Managing Member,” or a permitted termination transaction, we may not enter into any contract, mortgage, loan or other agreement that expressly prohibits or restricts us or our operating entity from performing our or its specific obligations in connection with a redemption of units or expressly prohibits or restricts a member from exercising its redemption rights in full. In addition to any approval or consent required by any other provision of the operating agreement, we may not, without the consent of each affected member, amend the operating agreement or take any other action that would:
•	adversely modify in any material respect the limited liability of a member;
•
alter the rights of any member to receive the distributions to which such member is entitled, or alter the allocations specified in the operating agreement, except to the extent permitted by the operating agreement including in connection with the creation or issuance of any new class or series of membership interest or to effect or facilitate a permitted termination transaction;

•
alter or modify the redemption rights, cash amount or REIT shares amount of holders of Common Units (except as permitted under the operating agreement to effect or facilitate a permitted termination transaction);

•	alter or modify the provisions governing termination transactions (except as permitted under the operating agreement to effect or facilitate a permitted termination transaction);
•	remove certain provisions of the operating agreement relating to the requirements for us to qualify as a REIT or permitting us to avoid paying tax under Sections 857 or 4981 of the Code; or
•
amend the provisions of the operating agreement requiring the consent of each affected member before taking any of the actions described above or the related definitions specified in the operating agreement (except as permitted under the operating agreement to effect or facilitate a permitted termination transaction).

Additional Members
We may cause our operating entity to issue additional membership units in one or more classes or series or other membership interests and to admit additional members to our operating entity from time to time, on such terms and conditions and for such capital contributions as we may establish in our sole and absolute discretion, without the approval or consent of any member.
The operating agreement currently authorizes our operating entity to issue Common Units, LTIP Units, Class L Preferred Units, Class M Preferred Units, and Class N Preferred Units, except as may be specified in the terms of any class or series of units, and our operating entity may issue additional membership interests in one or more additional classes, or one or more series of any of such classes, with such designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to distributions, qualifications and terms or conditions of redemption (including, without limitation, terms that may be senior or otherwise entitled to preference over existing membership units) as we may determine, in our sole and absolute discretion without the approval of any member or any other person. Without limiting the generality of the foregoing, we may specify, as to any such class or series of membership interest, the allocations of items of company income, gain, loss, deduction and credit to each such class or series of membership interest.
Ability to Engage in Other Businesses; Conflicts of Interest
The operating agreement provides that we may not conduct any business other than in connection with the ownership, acquisition and disposition of membership interests, the management of the business and affairs of our operating entity, our operation as a reporting company with a class (or classes) of securities registered under the Exchange Act, our operations as a REIT, the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, financing or refinancing of any type related to our operating entity or its assets or activities and such activities as are incidental to those activities discussed above. In general, we must contribute any assets or funds that we acquire to our operating entity whether as capital contributions, loans or otherwise, as appropriate, in exchange for additional membership interests. We may, however, in our sole and absolute discretion, from time to time hold or acquire assets in our own name or otherwise other than through our operating entity so long as we take commercially reasonable measures to ensure that the economic benefits and burdens of such property are otherwise vested in our operating entity.
Distributions
Our operating entity will distribute such amounts, at such times, as we may in our sole and absolute discretion determine:
•
first, with respect to any membership interests that are entitled to any preference in distribution, including the Class L Preferred Units, Class M Preferred Units, and Class N Preferred Units, in accordance with the rights of the holders of such class(es) of membership interest, and, within each such class, among the holders of such class pro rata in proportion to their respective percentage interests of such class; and

•
second, with respect to any membership interests that are not entitled to any preference in distribution, including the Common Units and, except as may be provided in any incentive award plan or any applicable award agreement, the LTIP Units, in accordance with the rights of the holders of such class(es) of membership interest, and, within each such class, among the holders of each such class, pro rata in proportion to their respective percentage interests of such class.

Exculpation and Indemnification of Managing Member
The operating agreement provides that we are not liable to our operating entity or any member for any action or omission taken in our capacity as managing member, for the debts or liabilities of our operating entity or for the obligations of our operating entity under the operating agreement, except for liability for our fraud, willful misconduct or gross negligence, pursuant to any express indemnity we may give to our operating entity or in connection with a redemption as described in “—Redemption Rights of Qualifying Parties.” The operating agreement also provides that any obligation or liability in our capacity as the managing member of our operating entity that may arise at any time under the operating agreement or any other instrument, transaction or undertaking contemplated by the operating agreement will be satisfied, if at all, out of our assets or the assets of our operating entity only, and no such obligation or liability will be personally binding upon any of our directors, stockholders, officers, employees or agents.
In addition, the operating agreement requires our operating entity to indemnify us, our directors and officers, officers of our operating entity and any other person designated by us against any and all losses, claims, damages, liabilities (whether joint or several), expenses (including, without limitation, attorneys’ fees and other legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, that relate to the operations of our operating entity, to the fullest extent that a Maryland corporation may indemnify and advance expenses to directors and officers of a Maryland corporation under the laws of the State of Maryland, unless (i) an act or omission of the person was material to the matter giving rise to the action and either was committed in bad faith or was the result of active and deliberate dishonesty, (ii) in the case of a criminal proceeding, the person had reasonable cause to believe the act or omission was unlawful or (iii) such person actually received an improper personal benefit in violation or breach of any provision of the operating agreement. Our operating entity must also pay or reimburse the reasonable expenses of any such person in advance of a final disposition of the proceeding. Our operating entity is not required to indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification without our approval (except for any proceeding brought to enforce such person’s right to indemnification under the operating agreement) or if the person is found to be liable to our operating entity on any portion of any claim in the action.
Business Combinations and Dissolution of our Operating Entity
Subject to the limitations on the transfer of our interest in our operating entity described in “—Transfers of Membership Interests—Restrictions on Transfers by the Managing Member,” we generally have the exclusive power to cause our operating entity to merge, reorganize, consolidate, sell all or substantially all of its assets or otherwise combine its assets with another entity. We may also elect to dissolve our operating entity without the consent of any member. However, in connection with the acquisition of properties from persons to whom our operating entity issues Common Units or other membership interests as part of the purchase price, in order to preserve such persons’ tax deferral, our operating entity may contractually agree, in general, not to sell or otherwise transfer the properties for a specified period of time, or in some instances, not to sell or otherwise transfer the properties without compensating the sellers of the properties for their loss of the tax deferral.
Redemption Rights of Qualifying Parties
Beginning 14 months after first acquiring such Common Units, each member and some assignees of members will have the right, subject to the terms and conditions set forth in the operating agreement, to require our operating entity to redeem all or a portion of the Common Units held by such member or assignee in exchange for a cash amount per common unit equal to the value of one share of our common stock, determined in accordance with and subject to adjustment under the operating agreement. Our operating entity’s obligation to redeem Common Units does not arise and is not binding against our operating entity until the earlier of (i) the date we notify the holder seeking redemption that we have declined to acquire some or all of the Common Units tendered for redemption or (ii) the fifth business day after our receipt of the notice of redemption. If we do not elect to acquire the Common Units tendered for redemption in exchange for shares of our common stock (as described below), our operating entity must deliver the cash redemption amount, subject to certain exceptions, on or before the seventh calendar day after we receive the holder’s notice of redemption. Among other limitations, a member or qualifying assignee may not require our operating entity to redeem its Common Units if the exchange of such units for shares of our common stock would cause any person to violate the restrictions on ownership and transfer of our stock or violate certain limitations intended to prevent our operating entity from being treated as a “publicly traded partnership” under the Code.
On or before the close of business on the fifth business day after a holder of Common Units gives notice of redemption to us, we may, in our sole and absolute discretion but subject to the restrictions on the ownership and transfer of our stock set forth in our charter and described in “Restrictions on Ownership and Transfer,” elect to acquire some or all of the Common Units tendered for redemption from the tendering party in exchange for shares of our common stock, based on an exchange ratio of one share of common stock for each common unit, subject to adjustment as provided in the operating agreement. The operating agreement does not require us to register, qualify or list any shares of common stock issued in exchange for Common Units with the SEC, with any state securities commissioner, department or agency, under the Securities Act or the Exchange Act or with any stock exchange.
Company Right to Call Common Units
Notwithstanding the foregoing redemption rights available to qualifying parties, the operating agreement provides that the operating entity has the right, but not the obligation, to redeem outstanding Common Units (i) on and after the date on which the aggregate percentage interests of Common Units held by members (other than the managing member) are less than one percent of the outstanding Common Units, in which case the operating entity may redeem any and all outstanding Common Units, and (ii) at any time the percentage interest of Common Units held by any member is less than one-half of one percent of the outstanding Common Units, in which case the operating entity may redeem all outstanding Common Units owned by such member. Any such redemption will be effected by treating the holder as having delivered a notice of redemption pursuant to the redemption procedures described above.

Transfers of Membership Interests
Restrictions on Transfers by Members
Until the expiration of 14 months after the date on which a member acquires an interest, a member (other than, subject to certain exceptions, the managing member) generally may not directly or indirectly transfer all or any portion of such membership interest without our consent, which we may give or withhold in our sole and absolute discretion, except for certain permitted transfers to certain affiliates, family members and charities, and certain pledges of membership interests to lending institutions in connection with bona fide loans. After the expiration of such initial holding period, the member will have the right to transfer all or any portion of its membership interest without our consent to any person that is a “qualified transferee” (an “accredited investor” within the meaning set forth in Rule 501 promulgated under the Securities Act), subject to the satisfaction of conditions specified in the operating agreement, including minimum transfer requirements and our right of first refusal.
Restrictions on Transfers by the Managing Member
Except as described below, any transfer of all or any portion of our interest in our operating entity, whether by sale, disposition, statutory merger or consolidation, liquidation or otherwise, must be approved by the consent of the non-managing members (excluding any member 50% or more of whose equity is owned, directly or indirectly, by us). Subject to the rights of holders of any class or series of membership interest, we may transfer all (but not less than all) of our managing member interest without the consent of the non-managing members in connection with a permitted termination transaction, which is a merger, consolidation or other combination of our assets with another entity, a sale of all or substantially all of our assets or a reclassification, recapitalization or change in any outstanding shares of our stock or other outstanding equity interests, if:
•
in connection with such event, all of the members will receive or have the right to elect to receive, for each common unit, the greatest amount of cash, securities or other property paid to a holder of one share of our common stock (subject to adjustment in accordance with the operating agreement) in the transaction and, if a purchase, tender or exchange offer is made and accepted by holders of our common stock in connection with the event, each holder of Common Units receives, or has the right to elect to receive, the greatest amount of cash, securities or other property that the holder would have received if it had exercised its redemption right and received shares of our common stock in exchange for its Common Units immediately before the expiration of the purchase, tender or exchange offer and had accepted the purchase, tender or exchange offer; or

•
substantially all of the assets of our operating entity will be owned directly or indirectly by a surviving entity (which may be our operating entity, another limited partnership or a limited liability company) in which the members of our operating entity holding Common Units immediately before the event will hold a percentage interest based on the relative fair market value of the net assets of our operating entity and the other net assets of the surviving entity immediately before the event, which interest will be on terms that are at least as favorable as the terms of the Common Units in effect immediately before the event and as those applicable to any other non-managing members or owners of the surviving entity and will include a right to redeem interests in the surviving entity for the consideration described in the preceding bullet or cash on similar terms as those in effect with respect to the Common Units immediately before the event, or, if common equity securities of the person controlling the surviving entity are publicly traded, such common equity securities.

We may also transfer all (but not less than all) of our interest in our operating entity to an affiliate of ours without the consent of any non-managing member, subject to the rights of holders of any class or series of membership interest.
In addition, any transferee of our interest in our operating entity must be admitted as a managing member of our operating entity, assume, by operation of law or express agreement, all of our obligations as managing member under the operating agreement, accept all of the terms and conditions of the operating agreement and execute such instruments as may be necessary to effectuate the transferee’s admission as a managing member.
We may not voluntarily withdraw as the managing member of our operating entity without the consent of the non-managing members (excluding any member 50% or more of whose equity is owned, directly or indirectly, by us) other than upon the transfer of our entire interest in our operating entity and the admission of our successor as a managing member of our operating entity.

LTIP Units
Our operating entity is authorized to issue an unlimited number of LTIP Units. We may cause our operating entity to issue LTIP Units to persons who provide services to or for the benefit of our operating entity, for such consideration or for no consideration as we may determine to be appropriate, and we may admit such persons as members of our operating entity, without the approval or consent of any member. Further, we may cause our operating entity to issue LTIP Units in one or more classes or series, with such terms as we may determine, without the approval or consent of any member. LTIP Units may be subject to vesting, forfeiture and restrictions on transfer and receipt of distributions pursuant to the terms of any applicable equity-based plan and the terms of any award agreement relating to the issuance of the LTIP Units.
Conversion Rights
Vested LTIP Units are convertible at the option of each member and some assignees of members (in each case, that hold vested LTIP Units) into Common Units, upon notice to us and our operating entity, to the extent that the capital account balance of the LTIP unitholder with respect to all of his or her LTIP Units is at least equal to the Common Unit Economic Balance (as defined in the operating agreement) with respect to an equal number of Common Units. We may cause our operating entity to convert vested LTIP Units eligible for conversion into an equal number of Common Units at any time, upon notice to the holder of the LTIP Units.
If we or our operating entity is party to a transaction, including a merger, consolidation, sale of all or substantially all of our assets or other business combination, as a result of which Common Units are exchanged for or converted into the right, or holders of Common Units are otherwise entitled, to receive cash, securities or other property (or any combination thereof), we must cause our operating entity to convert any vested LTIP Units then eligible for conversion into Common Units immediately before the transaction, taking into account any special allocations of income that would be made as a result of the transaction. Our operating entity must use commercially reasonable efforts to cause each member (other than a party to such a transaction or an affiliate of such a party) holding LTIP Units that will be converted into Common Units in such a transaction to be afforded the right to receive the same kind and amount of cash, securities and other property (or any combination thereof) for such Common Units that each holder of Common Units receives in the transaction.
Transfer
Unless an applicable equity-based plan or the terms of an award agreement specify additional restrictions on transfer of LTIP Units, LTIP Units are transferable to the same extent as Common Units, as described above in “—Transfers of Membership Interests.”
Voting Rights
Members holding LTIP Units are entitled to vote together as a class with members holding Common Units on all matters on which members holding Common Units are entitled to vote or consent, and may cast one vote for each LTIP Unit so held.
Adjustment of LTIP Units
If our operating entity takes certain actions, including making a distribution of units on all outstanding Common Units, combining or subdividing the outstanding Common Units into a different number of Common Units or reclassifying the outstanding Common Units, we must adjust the number of outstanding LTIP Units or subdivide or combine outstanding LTIP Units to maintain a one-for-one conversion ratio and economic equivalence between Common Units and LTIP Units.
Class L Preferred Units
Our operating entity is authorized to issue 8,945 Class L Preferred Units. As of September 30, 2026, there were 8,277 Class L Preferred Units issued and outstanding. We own 100% of the outstanding Class L Preferred Units. The Class L Preferred Units rank senior to the Common Units and LTIP Units and pari passu with the Class M Preferred Units and Class N Preferred Units. When and as authorized by us in our capacity as managing member, the holder of Class L Preferred Units is entitled to cumulative preferential cash distributions in an amount equal to 5.125% per annum on the stated value of $25,000.00 per Class L Preferred Unit, payable quarterly in arrears on

January 15, April 15, July 15 and October 15 of each year. Holders of Class L Preferred Units are also entitled to receive a liquidation preference equal to $25,000.00 per Class L Preferred Unit, plus accumulated and unpaid distributions thereon (whether or not authorized or declared), before the holders of the operating entity’s Common Units or LTIP Units receive any distributions in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our operating entity. The Class L Preferred Units are not listed on any exchange nor are they quoted on any national market system.
Class M Preferred Units
Our operating entity is authorized to issue 10,489 Class M Preferred Units. As of September 30, 2026, there were 9,811 Class M Preferred Units issued and outstanding. We own 100% of the outstanding Class M Preferred Units. The Class M Preferred Units rank senior to the Common Units and LTIP Units and pari passu with the Class L Preferred Units and Class N Preferred Units. When and as authorized by us in our capacity as managing member, the holder of Class M Preferred Units is entitled to cumulative preferential cash distributions in an amount equal to 5.25% per annum on the stated value of $25,000.00 per Class M Preferred Unit, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year. Holders of Class M Preferred Units are also entitled to receive a liquidation preference equal to $25,000.00 per Class M Preferred Unit, plus accumulated and unpaid distributions thereon (whether or not authorized or declared), before the holders of the operating entity’s Common Units or LTIP Units receive any distributions in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our operating entity. The Class M Preferred Units are not listed on any exchange nor are they quoted on any national market system.
Class N Preferred Units
Our operating entity is authorized to issue 1,849 Class N Preferred Units. As of September 30, 2026, there were 627 Class N Preferred Units issued and outstanding. We own 100% of the outstanding Class N Preferred Units. The Class N Preferred Units rank senior to the Common Units and LTIP Units and pari passu with the Class L Preferred Units and Class M Preferred Units. When and as authorized by us in our capacity as managing member, the holder of Class N Preferred Units is entitled to cumulative preferential cash distributions in an amount equal to 7.25% per annum on the stated value of $50,000.00 per Class N Preferred Unit, payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year. Holders of Class N Preferred Units are also entitled to receive a liquidation preference equal to $50,000.00 per Class N Preferred Unit, plus accumulated and unpaid distributions thereon (whether or not authorized or declared), before the holders of the operating entity’s Common Units or LTIP Units receive any distributions in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of our operating entity. The Class N Preferred Units are not listed on any exchange nor are they quoted on any national market system.
Voting Rights
We do not have any voting or consent rights in respect of our membership interest represented by the Class L Preferred Units, the Class M Preferred Units, or the Class N Preferred Units.
Transfer Restrictions
The Class L Preferred Units, Class M Preferred Units, and Class N Preferred Units are not transferable except in accordance with Article 11 of the operating agreement, which contains restrictions on transfers of membership interests generally.
Conversion Rights
The Class L Preferred Units and Class M Preferred Units do not have conversion rights. The Class N Preferred Units are designated as convertible preferred units, and any conversion of the corresponding REIT Class N Preferred Shares into REIT Shares (each, as defined in the operating agreement) at the corporate level would result in a corresponding conversion of the Class N Preferred Units into Common Units at the operating entity level, with the number of Common Units determined by dividing the number of REIT Shares issued upon conversion by the Adjustment Factor (as defined in the operating agreement) then in effect.

Redemption Rights
The Class L Preferred Units and Class M Preferred Units are designated as cumulative redeemable preferred units. The REIT Class L Preferred Shares and REIT Class M Preferred Shares (each, as defined in the operating agreement) are redeemable at our option, and any redemption or repurchase of such preferred shares at the corporate level would result in a corresponding redemption of an equal number of Class L Preferred Units or Class M Preferred Units, as applicable, at the operating entity level, upon the same terms and for the same price per unit as such preferred shares are redeemed or repurchased.

MATERIAL PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS
The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to Maryland law and our charter and bylaws, copies of which are filed as exhibits to the registration statement of which this prospectus is part. See “Where You Can Find More Information; Incorporation by Reference.”
Our Board of Directors
Under the Maryland General Corporation Law, a corporation must have at least one director. Subject to this provision, a corporation’s bylaws may alter the number of directors and authorize a majority of the entire Board of Directors to alter within specified limits the number of directors set by the corporation’s charter or its bylaws.
Our bylaws provide that the number of directors shall not be less than three nor more than 15 and that the number of directors may be changed by a majority vote of the entire Board of Directors. Our Board of Directors currently consists of nine directors. Each director serves a one-year term and until his or her successor is duly elected and qualifies. There is no cumulative voting on the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the outstanding shares of our common stock can elect all of our directors. A vacancy resulting from an increase in the number of directors may be filled by a majority vote of the entire Board of Directors. Other vacancies may be filled by the vote of a majority of the remaining directors. However, stockholders may elect a successor to fill a vacancy on the Board of Directors which results from the removal of a director by the stockholders of the Company.
Each nominee for director shall be elected by a majority of the votes cast. A majority of the votes cast means the affirmative vote of a majority of the total votes cast “for” and “against” such nominee. Notwithstanding the foregoing, a nominee for director shall be elected by a plurality of the votes cast if the number of nominees exceeds the number of directors to be elected. If an incumbent director fails to receive the required vote for re-election, under our current bylaws, he or she is required to offer to resign from the Board of Directors and the nominating and corporate governance committee will consider such offer to resign, determine whether to accept such director’s resignation, and will submit such recommendation for prompt consideration by the Board of Directors.
Removal of Directors
Under the Maryland General Corporation Law, unless the corporation’s charter provides otherwise, which ours does not, the stockholders of a corporation may remove any director with or without cause, by the affirmative vote of a majority of all the votes entitled to be cast for the election of directors.
Business Combinations
Under Maryland law, “business combinations” between a Maryland corporation and an interested stockholder or an affiliate of an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange, or, in circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. An interested stockholder is defined as:
•	any person who beneficially owns, directly or indirectly, ten percent or more of the voting power of the corporation’s outstanding voting stock; or
•
an affiliate or associate of the corporation who, at any time within the two-year period prior to the date in question, was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding voting stock of the corporation.

After the five-year prohibition, any business combination between the Maryland corporation and an interested stockholder generally must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least:
•	80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation; and
•
two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or which are held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if, among other conditions, the corporation’s common stockholders receive a minimum price, as defined under Maryland law, for their shares in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its shares. None of these provisions of the Maryland law will apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the interested stockholder becomes an interested stockholder.
We have not elected to opt-out of the business combination provisions of the Maryland General Corporation Law.
Control Share Acquisitions
Maryland law provides that a holder of “control shares” of a Maryland corporation acquired in a “control share acquisition” has no voting rights with respect to those shares except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter. Shares of stock owned by the person who made or proposes to make a control share acquisition, by officers or by directors who are employees of the corporation are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other shares of stock owned by the acquiror or shares of stock in respect of which the acquiror is able to exercise or direct the exercise of voting power except solely by virtue of a revocable proxy, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:
•	one-tenth or more but less than one-third;
•	one-third or more but less than a majority; or
•	a majority or more of all voting power.
Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. Except as otherwise specified in the statute, a “control share acquisition” means the acquisition, directly or indirectly, of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares.
Once a person who has made or proposes to make a control share acquisition has undertaken to pay expenses and satisfied other conditions, such person may compel the board of directors of the corporation to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.
If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then the corporation may be able to redeem any or all of the control shares for fair value, except for control shares for which voting rights previously have been approved. The right of the corporation to redeem control shares is subject to certain conditions and limitations. Fair value is determined, without regard to the absence of voting rights for control shares, as of any meeting of stockholders at which the voting rights of such control shares are considered and not approved, or if no such meeting is held, as of the date of the last control share acquisition by the acquiror. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of these appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition. Some of the limitations and restrictions otherwise applicable to the exercise of dissenters’ rights do not apply in the context of a control share acquisition.
The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or to acquisitions approved or exempted by the charter or bylaws of the corporation.
Our bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of shares of our stock. There can be no assurance that this provision will not be amended or eliminated at any time in the future.
Duties of Directors with Respect to Unsolicited Takeovers
Maryland law provides protection for Maryland corporations against unsolicited takeovers by limiting, among other things, the duties of the directors in unsolicited takeover situations. Under the Maryland General Corporation Law, the duties of directors of Maryland corporations do not require them to, among other things, (a) accept, recommend or respond to any proposal by a person seeking to acquire control of the corporation, (b) make a determination under the Maryland business combination or control share acquisition statutes described above or (c) act or fail to act solely because of the effect the act or failure to act may have on an acquisition or potential acquisition of control of the corporation or the amount or type of consideration that may be offered or paid to the stockholders in an acquisition. Moreover, under the Maryland General Corporation Law, the act of a director of a Maryland corporation relating to or affecting an acquisition or potential acquisition of control may not be subject to any higher duty or greater scrutiny than is applied to any other act of a director. Maryland law also contains a statutory presumption that an act of a director of a Maryland corporation satisfies the applicable standards of conduct for directors under Maryland law.
Subtitle 8
Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions:
•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the board of directors;
•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the class of directors in which the vacancy occurred; or
•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.
Through provisions in our charter and bylaws unrelated to Subtitle 8, we already vest in the Board of Directors the exclusive power to fix the number of directorships and require, unless called by our chairman of the Board of Directors, our president, our chief executive officer or the Board of Directors, the request of holders of a majority of the outstanding shares to call a special meeting. In the future, our board of directors may elect, without stockholder approval, to be subject to one or more of the provisions of Subtitle 8, including the classification of our Board of Directors.
Amendments to the Charter
The Maryland General Corporation Law generally allows amendment of a corporation’s charter if its board of directors adopts a resolution setting forth the amendment proposed, declaring its advisability and directing that it be submitted to the stockholders for consideration at a meeting of stockholders, and the stockholders thereafter approve such proposed amendment either at a special meeting called by the board for the purpose of approval of such amendment by the stockholders or, if so directed by the board, at the next annual stockholders meeting by the affirmative vote of two-thirds of all votes entitled to be cast on the matter.
As permitted by Maryland law and pursuant to our charter, most amendments to our charter must be declared advisable by the Board of Directors and approved by the affirmative vote of a majority of the votes entitled to be cast at a meeting of stockholders.
Amendments to the Bylaws
As permitted by the Maryland General Corporation Law, the power to amend the bylaws may be left with the stockholders, vested exclusively in the directors or shared by both groups.
Our bylaws provide that stockholders have the power to adopt, alter or repeal any bylaws or to make new bylaws, and that the Board of Directors shall have the power to do the same, except that the Board of Directors shall not alter or repeal the section of the bylaws governing amendments to the bylaws or any bylaws made by the stockholders.
Dissolution
As permitted by Maryland law and pursuant to our charter, a dissolution must be declared advisable by our Board of Directors and approved by the affirmative vote of the holders of a majority of votes entitled to be cast at a meeting of stockholders.

Advance Notice of Director Nominations and New Business
Our bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to the Board of Directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of the Board of Directors or (iii) by a stockholder who is a stockholder of record both at the time of giving the advance notice required by the bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated or on any such other business, as the case may be, and who has complied with the advance notice procedures of the bylaws. With respect to special meetings of stockholders, only the business specified in our notice of the meeting may be brought before the meeting. Nominations of individuals for election to the Board of Directors at a special meeting may be made only (i) by or at the direction of the Board of Directors or (ii) provided that the Board of Directors has determined that directors shall be elected at such meeting, by a stockholder who is a stockholder of record both at the time of giving the advance notice required by the bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the advance notice provisions of the bylaws.
Anti-takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws
The restrictions on ownership and transfer of our stock, the business combination provisions of the Maryland General Corporation Law and the advance notice provisions of our bylaws could delay, defer or prevent a transaction or a change of control of us that might involve a premium price for our stock or that our stockholders otherwise believe to be in their best interests. Likewise, if our Board of Directors were to elect to be subject to the provisions of Subtitle 8 or if the provision in our bylaws opting out of the control share acquisition provisions of the Maryland General Corporation Law were amended or rescinded, these provisions of the Maryland General Corporation Law could have similar anti-takeover effects.
Limitation of Liability and Indemnification
Under Maryland law, a Maryland corporation may include in its charter a provision eliminating the liability of directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment and which is material to the cause of action. Our charter contains a provision which eliminates directors’ and officers’ liability for money damages to the maximum extent permitted by Maryland law.
The Maryland General Corporation Law requires a corporation (unless its charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his service in that capacity. The Maryland General Corporation Law permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party to or witness in by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses.
In addition, the Maryland General Corporation Law permits a Maryland corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of: (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by the director or officer or on his or her behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that he or she did not meet the standard of conduct.
Our charter authorizes us, to the maximum extent permitted by Maryland law, to obligate Kimco to indemnify any present or former director or officer of Kimco or any individual who, while a director of Kimco and at the request of Kimco, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding. Our bylaws obligate us, to the maximum extent permitted by Maryland law and without requiring a preliminary determination as to entitlement, to indemnify any present or former director or officer of Kimco or any individual who, while a director or officer of Kimco and at our request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity from and against any claim or liability to which that individual may become subject or which that individual may incur by reason of his or her service in that capacity and to pay or reimburse his or her reasonable expenses in advance of final disposition of a proceeding.
Our charter and bylaws also permit us, with the approval of our Board of Directors, to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee or agent of ours or a predecessor of ours.
On or about February 23, 2023, our Board of Directors approved a form of Indemnification Agreement to be entered into between the Company and each of our executive officers, members of the Board of Directors and such other employees or consultants of the Company or any subsidiary as may be determined from time to time by our Chief Executive Officer in his discretion. A brief description of the terms and conditions of the Indemnification Agreement that are material to us is included in our Annual Report on Form 10-K for the year ended December 31, 2022 and the Indemnification Agreement is filed as an exhibit thereto.
It is the position of the SEC that indemnification of directors and officers for liabilities arising under the Securities Act is against public policy and is unenforceable pursuant to Section 14 of the Securities Act.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a general summary of certain material U.S. federal income tax considerations regarding our election to be taxed as a REIT and the ownership and disposition of our common stock issued upon the exchange of the notes. For purposes of this discussion, references to “we,” “our” and “us” mean only Kimco Realty Corporation and do not include any of its subsidiaries, except as otherwise indicated. This summary is for general information only and is not tax advice. The information in this summary is based on:
•	the Code;
•	current, temporary and proposed Treasury regulations promulgated under the Code (the “Treasury Regulations”);
•	the legislative history of the Code;
•	administrative interpretations and practices of the Internal Revenue Service (the “IRS”); and
•	court decisions;
in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and holders of its common stock. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations, and administrative and judicial interpretations thereof. Potential tax reforms may result in significant changes to the rules governing U.S. federal income taxation. New legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may significantly and adversely affect our ability to qualify as a REIT, the U.S. federal income tax consequences of such qualification, or the U.S. federal income tax consequences of an investment in us, including those described in this discussion. Moreover, the law relating to the tax treatment of other entities, or an investment in other entities, could change, making an investment in such other entities more attractive relative to an investment in a REIT. Any such changes could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or non-U.S. tax consequences, or any tax consequences arising under any U.S. federal tax laws other than U.S. federal income tax laws, associated with the ownership or disposition of our common stock or our election to be taxed as a REIT.
You are urged to consult your tax advisors regarding the tax consequences to you of:
•	the acquisition, ownership and disposition of our common stock, including the U.S. federal, state, local, non-U.S. and other tax consequences;
•	our election to be taxed as a REIT for U.S. federal income tax purposes; and
•	potential changes in applicable tax laws.
Taxation of Our Company
General
Prior to the Reorganization, whereby the Predecessor became a wholly owned subsidiary of the Company in a transaction intended to qualify as a reorganization under section 368(a)(1)(F) of the Code, the Predecessor was known as Kimco Realty Corporation and the Company was known as New KRC Corp. In connection with the Reorganization, the Predecessor became a “qualified REIT subsidiary” of the Company and the Company changed its name to Kimco Realty Corporation. The Predecessor then converted into a Delaware limited liability company and changed its name to Kimco Realty OP, LLC. Prior to the Reorganization, the Predecessor elected to be taxed as a REIT and was organized and operated in a manner intended to qualify as a REIT. As a result of the Reorganization, the Company is treated as a continuation of the Predecessor for U.S. federal income tax purposes. Accordingly, references in this summary to “us,” “we,” or “our” include the Predecessor in its capacity as a REIT prior to the Reorganization, to the extent the context contemplates periods prior to the Reorganization.

We have elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ended December 31, 1992. We believe that we have been organized and have operated in a manner that has allowed us to qualify for taxation as a REIT under the Code commencing with such taxable year, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify” for potential tax consequences if we fail to qualify as a REIT.
Latham & Watkins LLP has acted as our tax counsel in connection with this prospectus and our election to be taxed as a REIT. Latham & Watkins LLP has rendered an opinion to us, as of the date of this prospectus, to the effect that, (i) the Predecessor was organized and operated in conformity with the requirements for qualification and taxation as a REIT under the Code for its taxable years ended December 31, 1992 through its taxable year ended December 31, 2022 and (ii) commencing with our taxable year ended December 31, 2023, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion was based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one or more of our officers. In addition, this opinion was based upon our factual representations set forth in this prospectus. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operations for any particular taxable year have satisfied or will satisfy those requirements. Further, the anticipated U.S. federal income tax treatment described herein may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Latham & Watkins LLP has no obligation to update its opinion subsequent to the date of such opinion.
Provided we qualify for taxation as a REIT, we generally will not be required to pay U.S. federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay U.S. federal income tax as follows:
•	First, we will be required to pay regular U.S. federal corporate income tax on any undistributed REIT taxable income, including undistributed capital gain.
•
Second, if we have (1) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (2) other nonqualifying income from foreclosure property, we will be required to pay regular U.S. federal corporate income tax on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property. See “—Foreclosure Property.”

•
Third, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.

•
Fourth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability.

•
Fifth, if we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset test), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the U.S. federal corporate income tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.
•
Sixth, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.

•
Seventh, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (1) 85% of our ordinary income for the year, (2) 95% of our capital gain net income for the year, and (3) any undistributed taxable income from prior periods.

•
Eighth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, and we subsequently recognize gain on the disposition of the asset during the five-year period beginning on the date on which we acquired the asset, then we generally will be required to pay regular U.S. federal corporate income tax on this gain to the extent of the excess of (1) the fair market value of the asset over (2) our adjusted tax basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. Under applicable Treasury Regulations, any gain from the sale of property we acquired in an exchange under Section 1031 (a like-kind exchange) or Section 1033 (an involuntary conversion) of the Code generally is excluded from the application of this built-in gains tax.

•
Ninth, our subsidiaries that are C corporations and are not qualified REIT subsidiaries, including our “taxable REIT subsidiaries” described below, generally will be required to pay regular U.S. federal corporate income tax on their earnings.

•
Tenth, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income,” as described below under “—Penalty Tax.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a taxable REIT subsidiary of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Redetermined TRS service income generally represents income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf.

•
Eleventh, we may elect to retain and pay income tax on our net capital gain. In that case, a stockholder would include its proportionate share of our undistributed capital gain (to the extent we make a timely designation of such gain to the stockholder) in its income, would be deemed to have paid the tax that we paid on such gain, and would be allowed a credit for its proportionate share of the tax deemed to have been paid, and an adjustment would be made to increase the tax basis of the stockholder in our common stock.

•
Twelfth, if we fail to comply with the requirement to send annual letters to our stockholders holding at least a certain percentage of our stock, as determined under applicable Treasury Regulations, requesting information regarding the actual ownership of our stock, and the failure is not due to reasonable cause or is due to willful neglect, we will be subject to a $25,000 penalty, or if the failure is intentional, a $50,000 penalty.

We and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state and local income, property and other taxes on our assets and operations.
From time to time, we may own properties in other countries, which may impose taxes on our operations within their jurisdictions. To the extent possible, we will structure our activities to minimize our non-U.S. tax liability. However, there can be no assurance that we will be able to eliminate our non-U.S. tax liability or reduce it to a specified level. Furthermore, as a REIT, both we and our stockholders will derive little or no benefit from foreign tax credits arising from those non-U.S. taxes.

Requirements for Qualification as a REIT
The Code defines a REIT as a corporation, trust or association:
(1)	that is managed by one or more trustees or directors;
(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;
(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;
(4)	that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;
(5)	that is beneficially owned by 100 or more persons;
(6)
not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year; and

(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.
The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.
We believe that we have been organized and have operated in a manner that has allowed us, and will continue to allow us, to satisfy conditions (1) through (7), inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. A description of the share ownership and transfer restrictions relating to our stock is contained in the discussion in this prospectus under the heading “Restrictions on Ownership and Transfer.” These restrictions, however, do not ensure that we have previously satisfied, and may not ensure that we will, in all cases, be able to continue to satisfy, the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, then except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “—Failure to Qualify.”
In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.
Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries
In the case of a REIT that is a partner in a partnership (for purposes of this discussion, references to “partnership” include a limited liability company treated as a partnership for U.S. federal income tax purposes, and references to “partner” include a member in such limited liability company), Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of Kimco OP, including Kimco OP’s share of these items of any partnership or disregarded entity for U.S. federal income tax purposes in which it owns an interest, is treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the U.S. federal income taxation of partnerships is set forth below in “—Tax Aspects of Kimco OP and the Subsidiary Partnerships and Limited Liability Companies.”
We have control of Kimco OP and most of the subsidiary partnerships and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or take other corrective action on a timely basis. In such a case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.
We may from time to time own and operate certain properties through wholly-owned subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation (or other entity treated as a corporation for U.S. federal income tax purposes) will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the U.S. federal income tax requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”
Ownership of Interests in Taxable REIT Subsidiaries
We and Kimco OP own interests in companies that have elected, together with us, to be treated as our taxable REIT subsidiaries, and we may acquire securities in additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to U.S. federal income tax as a regular C corporation. A REIT is not treated as holding the assets of a taxable REIT subsidiary or as receiving any income that the taxable REIT subsidiary earns. Rather, the stock issued by the taxable REIT subsidiary is an asset in the hands of the REIT, and the REIT generally recognizes as income the dividends, if any, that it receives from the taxable REIT subsidiary. A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset test described below. See “—Asset Tests.” Taxpayers are subject to a limitation on their ability to deduct net business interest generally equal to 30% of adjusted taxable income, subject to certain exceptions. See “—Annual Distribution Requirements.” While not certain, this provision may limit the ability of our taxable REIT subsidiaries to deduct interest, which could increase their taxable income.
Ownership of Interests in Subsidiary REITs
We own and may acquire direct or indirect interests in one or more entities that have elected or will elect to be taxed as REITs under the Code (each, a “Subsidiary REIT”). A Subsidiary REIT is subject to the various REIT qualification requirements and other limitations described herein that are applicable to us. If a Subsidiary REIT were to fail to qualify as a REIT, then (i) that Subsidiary REIT would become subject to U.S. federal income tax and (ii) the Subsidiary REIT’s failure to qualify could have an adverse effect on our ability to comply with the REIT income and asset tests, and thus could impair our ability to qualify as a REIT unless we could avail ourselves of certain relief provisions.
Income Tests
We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) from investments relating to real property or mortgages on real property, including “rents from real property,” dividends from other REITs and, in certain circumstances, interest, or certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions, and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.
Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:
•
The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales or if it is based on the net income of a tenant which derives substantially all of its income with respect to such property from subleasing of substantially all of such property, to the extent that the rents paid by the subtenants would qualify as rents from real property if we earned such amounts directly;

•
Neither we nor an actual or constructive owner of 10% or more of our capital stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a taxable REIT subsidiary of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary;

•
Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, we may transfer a portion of such personal property to a taxable REIT subsidiary; and

•
We generally may not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor from whom we derive no revenue to provide customary services to our tenants, or a taxable REIT subsidiary (which may be wholly or partially owned by us) to provide both customary and non-customary services to our tenants, without causing the rent we receive from those tenants to fail to qualify as “rents from real property.”

We generally do not intend, and, as the managing member of Kimco OP, we do not intend to permit Kimco OP, to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent we determine, based on the advice of our tax counsel, that the failure will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we generally have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of value.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income under, and thus will be exempt from, the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means (A) any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test or any property which generates such income and (B) new transactions entered into to hedge the income or loss from prior hedging transactions, where any portion of the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.
We have investments in several entities located outside the United States and from time to time may invest in additional entities or properties located outside the United States, through a taxable REIT subsidiary or otherwise. These acquisitions could cause us to incur foreign currency gains or losses. Any foreign currency gains, to the extent attributable to specified items of qualifying income or gain, or specified qualifying assets, however, generally will not constitute gross income for purposes of the 75% and 95% gross income tests, and therefore will be excluded from these tests.
To the extent our taxable REIT subsidiaries pay dividends or interest, our allocable share of such dividend or interest income will qualify under the 95%, but (subject to certain exceptions) not the 75%, gross income test. Notwithstanding the foregoing, our allocable share of such interest would also qualify under the 75% gross income test to the extent the interest is paid on a loan that is adequately secured by real property.
We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.
If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:
•
following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and

•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.
It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. See “—Failure to Qualify” below. As discussed above in “—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.
Prohibited Transaction Income
Any gain that we realize on the sale of property (other than any foreclosure property) held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by Kimco OP, either directly or through its subsidiary partnerships, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. As the managing member of Kimco OP, we intend to cause Kimco OP to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our investment objectives. We do not intend, and do not intend to permit Kimco OP or its subsidiary partnerships, to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by Kimco OP or its subsidiary partnerships are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales. The 100% penalty tax will not apply to gains from the sale of assets that are held through a taxable REIT subsidiary, but such income will be subject to regular U.S. federal corporate income tax.
Penalty Tax
Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary of ours, redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.
We do not believe we have been, and do not expect to be, subject to this penalty tax, although any rental or service arrangements we enter into from time to time may not satisfy the safe-harbor provisions referenced above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on any overstated rents paid to us, or any excess deductions or understated income of our taxable REIT subsidiaries.
Asset Tests
At the close of each calendar quarter of our taxable year, we must also satisfy certain tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and U.S. government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property or on both real property and, to a limited extent, personal property), shares (or transferable certificates of beneficial interest) in other REITs, any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years (but only for the one-year period beginning on the date the REIT receives such proceeds), debt instruments of publicly offered REITs, and personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease.
Second, not more than 25% of the value of our total assets may be represented by securities (including securities of taxable REIT subsidiaries), other than those securities includable in the 75% asset test.
Third, of the investments included in the 25% asset class, and except for certain investments in other REITs, our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, securities satisfying the “straight debt” safe harbor, securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership in which we own an interest will be based on our proportionate interest in any securities issued by the partnership, excluding for this purpose certain securities described in the Code. From time to time we may own securities (including debt securities) of issuers that do not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary. We intend that our ownership of any such securities will be structured in a manner that allows us to comply with the asset tests described above.

Fourth, not more than 25% (20% for (i) taxable years beginning before July 31, 2008 and (ii) taxable years beginning after December 31, 2017 and before January 1, 2026) of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. We and Kimco OP own interests in companies that have elected, together with us, to be treated as our taxable REIT subsidiaries, and we may acquire securities in additional taxable REIT subsidiaries in the future. So long as each of these companies qualifies as a taxable REIT subsidiary of ours, we will not be subject to the 5% asset test, the 10% voting power limitation or the 10% value limitation with respect to our ownership of the securities of such companies. We believe that the aggregate value of our taxable REIT subsidiaries has not exceeded, and in the future will not exceed, 25% (20% for (i) taxable years beginning before July 31, 2008 and (ii) taxable years beginning after December 31, 2017 and before January 1, 2026) of the aggregate value of our gross assets. We generally do not obtain independent appraisals to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value.
Fifth, not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs to the extent those debt instruments would not be real estate assets but for the inclusion of debt instruments of publicly offered REITs in the meaning of real estate assets, as described above (e.g., a debt instrument issued by a publicly offered REIT that is not secured by a mortgage on real property).
The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through any partnership or qualified REIT subsidiary) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of an increase in our interest in any partnership that owns such securities). For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to Kimco OP or as members exercise any redemption/exchange rights. Also, after initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in any partnership), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained, and we intend to maintain, adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30-day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.
Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the U.S. federal corporate income tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.
Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or will not require a reduction in Kimco OP’s overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.
Annual Distribution Requirements
To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders each year in an amount at least equal to the sum of:
•	90% of our REIT taxable income; and
•	90% of our after-tax net income, if any, from foreclosure property; minus
•	the excess of the sum of certain items of non-cash income over 5% of our REIT taxable income.

For these purposes, our REIT taxable income is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income generally means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.
In addition, our REIT taxable income will be reduced by any taxes we are required to pay on any gain we recognize from the disposition of any asset we acquired from a corporation that is or has been a C corporation in a transaction in which our tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, within the five-year period following our acquisition of such asset, as described above under “—General.”
Except as provided below, a taxpayer’s deduction for net business interest expense will generally be limited to 30% of its taxable income, as adjusted for certain items of income, gain, deduction or loss. Any business interest deduction that is disallowed due to this limitation may be carried forward to future taxable years, subject to special rules applicable to partnerships. If we or any of our subsidiary partnerships (including Kimco OP) are subject to this interest expense limitation, our REIT taxable income for a taxable year may be increased. Taxpayers that conduct certain real estate businesses may elect not to have this interest expense limitation apply to them, provided that they use an alternative depreciation system to depreciate certain property. We believe that we or any of our subsidiary partnerships that are subject to this interest expense limitation will be eligible to make this election. If such election is made, although we or such subsidiary partnership, as applicable, would not be subject to the interest expense limitation described above, depreciation deductions may be reduced and, as a result, our REIT taxable income for a taxable year may be increased.
We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our stockholders in the year in which they are paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. In order to be taken into account for purposes of our distribution requirement, except as provided below, the amount distributed must not be preferential—i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. This preferential dividend limitation will not apply to distributions made by us, provided we qualify as a “publicly offered REIT.” We believe that we are, and expect we will continue to be, a publicly offered REIT. However, Subsidiary REITs we may own from time to time may not be publicly offered REITs. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be required to pay regular U.S. federal corporate income tax on the undistributed amount. We believe that we have made, and we intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the limited liability company agreement of Kimco OP authorizes us, as the managing member of Kimco OP, to take such steps as may be necessary to cause Kimco OP to distribute to its members an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.
We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends in the form of taxable stock distributions in order to meet the distribution requirements, while preserving our cash.
Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In that case, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of our REIT distribution requirements, it will be treated as an additional distribution to our stockholders in the year such dividend is paid. In addition, if a dividend paid by a REIT (including any of our Subsidiary REITs) is treated as a preferential dividend, in lieu of treating the dividend as not counting toward satisfying the 90% distribution requirement, the IRS may provide a remedy to cure such failure if the IRS determines that such failure is (or is of a type that is) inadvertent or due to reasonable cause and not due to willful neglect.
Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which U.S. federal corporate income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating this excise tax.
For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.
Like-Kind Exchanges
We may dispose of real property that is not held primarily for sale in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, or deficiency dividends, depending on the facts and circumstances surrounding the particular transaction.
Tax Liabilities and Attributes Inherited in Connection with Acquisitions
From time to time, we or Kimco OP may acquire other corporations or entities and, in connection with such acquisitions, we or Kimco OP may succeed to the historical tax attributes and liabilities of such entities.
For example, if we acquire a C corporation and subsequently dispose of its assets within five years of the acquisition, we could be required to pay the built-in gain tax described above under “—General.” In addition, in order to qualify as a REIT, at the end of any taxable year, we must not have any earnings and profits accumulated in a non-REIT year. As a result, if we acquire a C corporation, we must distribute the corporation’s earnings and profits accumulated prior to the acquisition before the end of the taxable year in which we acquire the corporation. We also could be required to pay the acquired entity’s unpaid taxes even though such liabilities arose prior to the time we acquired the entity.
Moreover, we or one of our subsidiaries may from time to time acquire other REITs through a merger or acquisition. If any such REIT failed to qualify as a REIT for any of its taxable years, such REIT would be liable for (and we or our subsidiary, as applicable, as the surviving corporation in the merger or acquisition, would be obligated to pay) regular U.S. federal corporate income tax on its taxable income for such taxable years. In addition, if such REIT was a C corporation at the time of the merger or acquisition, the tax consequences described in the preceding paragraph generally would apply. If such REIT failed to qualify as a REIT for any of its taxable years, but qualified as a REIT at the time of such merger or acquisition, and we acquired such REIT’s assets in a transaction in which our tax basis in the assets of such REIT is determined, in whole or in part, by reference to such REIT’s tax basis in such assets, we generally would be subject to tax on the built-in gain on each asset of such REIT as described above if we were to dispose of the asset in a taxable transaction during the five-year period following such REIT’s requalification as a REIT, subject to certain exceptions. Moreover, even if such REIT qualified as a REIT at all relevant times, we would similarly be liable for other unpaid taxes (if any) of such REIT (such as the 100% tax on gains from any sales treated as “prohibited transactions” as described above under “—Prohibited Transaction Income”).
Furthermore, after our acquisition of another corporation or entity, the asset and income tests will apply to all of our assets, including the assets we acquire from such corporation or entity, and to all of our income, including the income derived from the assets we acquire from such corporation or entity. As a result, the nature of the assets that we acquire from such corporation or entity and the income we derive from those assets may have an effect on our tax status as a REIT.

Foreclosure Property
The foreclosure property rules permit us (by our election) to foreclose or repossess properties without being disqualified as a REIT as a result of receiving income that does not qualify under the gross income tests. However, in such a case, we would be subject to the U.S. federal corporate income tax on the net non-qualifying income from “foreclosure property,” and the after-tax amount would increase the dividends we would be required to distribute to stockholders. See “—Annual Distribution Requirements.” This corporate tax would not apply to income that qualifies under the REIT 75% income test.
Foreclosure property treatment is generally available for an initial period of three years and may, in certain circumstances, be extended for an additional three years. However, foreclosure property treatment will end on the first day on which we enter into a lease of the applicable property that will give rise to income that does not qualify under the REIT 75% income test, but will not end if the lease will give rise only to qualifying income under such test. Foreclosure property treatment also will end if any construction takes place on the property (other than completion of a building or other improvement that was more than 10% complete before default became imminent).
Failure to Qualify
If we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT, certain specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay regular U.S. federal corporate income tax, including any applicable alternative minimum tax, on our taxable income. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a REIT, we will not be required to distribute any amounts to our stockholders and all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In such event, corporate stockholders may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Non-corporate stockholders, including individuals, generally may deduct up to 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for purposes of determining their U.S. federal income tax (but not for purposes of the 3.8% Medicare tax), subject to certain holding period requirements and other limitations. If we fail to qualify as a REIT, such stockholders may not claim this deduction with respect to dividends paid by us. Unless entitled to relief under specific statutory provisions, we would also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.
Tax Aspects of Kimco OP and the Subsidiary Partnerships and Limited Liability Companies
General
All of our investments are held indirectly through Kimco OP. In addition, Kimco OP holds certain of its investments indirectly through subsidiary partnerships and limited liability companies that we believe are and will continue to be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes are “pass-through” entities which are not required to pay U.S. federal income tax. Rather, partners of such partnerships are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership. We will include in our income our share of these partnership items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by Kimco OP, including its share of the assets of its subsidiary partnerships, based on our capital interests in each such entity. See “—Taxation of Our Company—Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries.” A disregarded entity is not treated as a separate entity for U.S. federal income tax purposes, and all assets, liabilities and items of income, gain, loss, deduction and credit of a disregarded entity are treated as assets, liabilities and items of income, gain, loss, deduction and credit of its parent that is not a disregarded entity for all purposes under the Code, including all REIT qualification tests.

Entity Classification
Our interests in Kimco OP and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities for U.S. federal income tax purposes. For example, an entity that would otherwise be treated as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. We do not anticipate that Kimco OP or any subsidiary partnership will be treated as a publicly traded partnership that is taxable as a corporation. However, if any such entity were treated as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “—Taxation of Our Company—Asset Tests” and “—Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “—Taxation of Our Company—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of Kimco OP or a subsidiary treated as a partnership or disregarded entity to a corporation might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment.
We believe Kimco OP and each of the subsidiary partnerships and limited liability companies are and will continue to be treated as partnerships or disregarded entities for U.S. federal income tax purposes.
Allocations of Items of Income, Gain, Loss and Deduction
A partnership agreement (or, in the case of a limited liability company treated as a partnership for U.S. federal income tax purposes, the limited liability company agreement) generally will determine the allocation of income and loss among partners. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder. Generally, Section 704(b) of the Code and the Treasury Regulations thereunder require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of Kimco OP and any subsidiaries that are treated as partnerships for U.S. federal income tax purposes are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.
Tax Allocations With Respect to the Properties
Under Section 704(c) of the Code, items of income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.
Kimco OP may, from time to time, acquire interests in property in exchange for interests in Kimco OP. In that case, the tax basis of these property interests generally will carry over to Kimco OP, notwithstanding their different book (i.e., fair market) value. The limited liability company agreement of Kimco OP requires that income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships with a choice of several methods of accounting for book-tax differences. Depending on the method we choose in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of Kimco OP (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (2) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other members in Kimco OP. An allocation described in clause (2) above might cause us or the other members to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Taxation of Our Company—Requirements for Qualification as a REIT” and “—Taxation of Our Company—Annual Distribution Requirements.”
Any property acquired by Kimco OP in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.
Partnership Audit Rules
Under current tax law, and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. It is possible that these rules could result in partnerships in which we directly or indirectly invest, including Kimco OP, being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. Investors are urged to consult their tax advisors with respect to these rules and their potential impact on their investment in our common stock.
Material U.S. Federal Income Tax Consequences to Holders of Our Common Stock
The following discussion is a summary of certain material U.S. federal income tax consequences to you of owning and disposing of our common stock. This discussion is limited to holders who hold our common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances, including the alternative minimum tax. In addition, except where specifically noted, it does not address consequences relevant to holders subject to special rules, including, without limitation:
•	U.S. expatriates and former citizens or long-term residents of the United States;
•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
•	persons holding our common stock as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•	banks, insurance companies, and other financial institutions;
•	REITs or regulated investment companies;
•	brokers, dealers or traders in securities;
•	“controlled foreign corporations,” “foreign controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•	tax-exempt organizations or governmental organizations;
•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our common stock being taken into account in an applicable financial statement;
•	persons deemed to sell our common stock under the constructive sale provisions of the Code;
•	tax-qualified retirement plans; and
•	persons who hold or receive our common stock pursuant to the exercise of any employee stock option or otherwise as compensation.
THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE

APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.
For purposes of this discussion, a “U.S. holder” is a beneficial owner of our common stock that, for U.S. federal income tax purposes, is or is treated as:
•	an individual who is a citizen or resident of the United States;
•	a corporation created or organized under the laws of the United States, any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•
a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our common stock that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.
If an entity treated as a partnership for U.S. federal income tax purposes holds our common stock, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our common stock and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.
Taxation of Taxable U.S. Holders of Our Common Stock
Distributions Generally
Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax, as discussed below, will be taxable to our taxable U.S. holders as ordinary income when actually or constructively received. See “—Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations or, except to the extent described in “—Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. holders, including individuals. For purposes of determining whether distributions to holders of our capital stock are out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock, if any, and then to our outstanding common stock.
To the extent that we make distributions on our common stock in excess of our current and accumulated earnings and profits allocable to such stock, these distributions will be treated first as a tax-free return of capital to a U.S. holder to the extent of the U.S. holder’s adjusted tax basis in such shares of stock. This treatment will reduce the U.S. holder’s adjusted tax basis in such shares of stock by such amount, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. holders may not include in their own income tax returns any of our net operating losses or capital losses.
U.S. holders that receive taxable stock distributions, including distributions partially payable in our common stock and partially payable in cash, would be required to include the full amount of the distribution (i.e., the cash and the stock portion) as a dividend (subject to limited exceptions) to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes, as described above. The amount of any distribution payable in our common stock generally is equal to the amount of cash that could have been received instead of the common stock. Depending on the circumstances of a U.S. holder, the tax on the distribution may exceed the amount of the distribution received in cash, in which case such U.S. holder would have to pay the tax using cash from other sources. If a U.S. holder sells the common stock it received in connection with a taxable stock distribution in order to pay this tax and the proceeds of such sale are less than the amount required to be included in income with respect to the stock portion of the distribution, such U.S. holder could have a capital loss with respect to the stock sale that could not be used to offset such income. A U.S. holder that receives common stock pursuant to such distribution generally has a tax basis in such common stock equal to the amount of cash that could have been received instead of such common stock as described above, and has a holding period in such common stock that begins on the day immediately following the payment date for the distribution.
Capital Gain Dividends
Dividends that we properly designate as capital gain dividends will generally be taxable to our taxable U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year, and may not exceed our dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year. U.S. holders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend, then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our capital stock for the year to the holders of each class of our capital stock in proportion to the amount that our total dividends, as determined for U.S. federal income tax purposes, paid or made available to the holders of each such class of our capital stock for the year bears to the total dividends, as determined for U.S. federal income tax purposes, paid or made available to holders of all classes of our capital stock for the year. In addition, except as otherwise required by law, we will make a similar allocation with respect to any undistributed long-term capital gains which are to be included in our stockholders’ long-term capital gains, based on the allocation of the capital gain amount which would have resulted if those undistributed long-term capital gains had been distributed as “capital gain dividends” by us to our stockholders.
Retention of Net Capital Gains
We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, our earnings and profits (determined for U.S. federal income tax purposes) would be adjusted accordingly, and a U.S. holder generally would:
•
include its pro rata share of our undistributed capital gain in computing its long-term capital gains in its U.S. federal income tax return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;

•	be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. holder’s income as long-term capital gain;
•	receive a credit or refund for the amount of tax deemed paid by it;
•	increase the adjusted tax basis of its common stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and
•	in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.
Passive Activity Losses and Investment Interest Limitations
Distributions we make and gain arising from the sale or exchange of our common stock by a U.S. holder will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. holder generally may elect to treat capital gain dividends, capital gains from the disposition of our common stock and income designated as qualified dividend income, as described in “—Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the holder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Common Stock
If a U.S. holder sells or disposes of shares of our common stock, it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted tax basis in the shares. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held such common stock for more than one year. However, if a U.S. holder recognizes a loss upon the sale or other disposition of common stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from us which were required to be treated as long-term capital gains. The deductibility of capital losses is subject to limitations.
Tax Rates
The maximum tax rate for non-corporate taxpayers for (1) long-term capital gains, including certain “capital gain dividends,” generally is 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” generally is 20%. In general, dividends payable by REITs are not eligible for the reduced tax rate on qualified dividend income, except to the extent that certain holding period requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year). Capital gain dividends will only be eligible for the rates described above to the extent that they are properly designated by the REIT as “capital gain dividends.” U.S. holders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income. In addition, non-corporate U.S. holders, including individuals, generally may deduct up to 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for purposes of determining their U.S. federal income tax (but not for purposes of the 3.8% Medicare tax), subject to certain holding period requirements and other limitations.
Taxation of Tax-Exempt Holders of Our Common Stock
Dividend income from us and gain arising upon a sale of shares of our common stock generally should not be unrelated business taxable income (“UBTI”) to a tax-exempt holder, except as described below. This income or gain will be UBTI, however, to the extent a tax-exempt holder holds its shares as “debt-financed property” within the meaning of the Code. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.
For tax-exempt holders that are social clubs, voluntary employee benefit associations, or supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9) or (c)(17) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.
Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of our stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to our holders. However, because our common stock is (and, we anticipate, will continue to be) publicly traded, we cannot guarantee that this will always be the case.
Taxation of Non-U.S. Holders of Our Common Stock
The following discussion addresses the rules governing U.S. federal income taxation of the acquisition, ownership and disposition of our common stock by non-U.S. holders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address other federal, state, local or non-U.S. tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances. We urge non-U.S. holders to consult their tax advisors to determine the impact of U.S. federal, state, local and non-U.S. income and other tax laws and any applicable tax treaty on the acquisition, ownership and disposition of shares of our common stock, including any reporting requirements.
Distributions Generally
Distributions (including any taxable stock distributions) that are neither attributable to gains from sales or exchanges by us of United States real property interests (“USRPIs”) nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable). Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied for a non-U.S. holder to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with a U.S. trade or business generally will not be subject to withholding but will be subject to U.S. federal income tax on a net basis at the regular rates, in the same manner as dividends paid to U.S. holders are subject to U.S. federal income tax. Any such dividends received by a non-U.S. holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting U.S. federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.
Except as otherwise provided below, we expect to withhold U.S. federal income tax at the rate of 30% on any distributions made to a non-U.S. holder unless:
•	a lower treaty rate applies and the non-U.S. holder furnishes an IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) evidencing eligibility for that reduced treaty rate; or
•	the non-U.S. holder furnishes an IRS Form W-8ECI (or other applicable documentation) claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.
Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the adjusted tax basis of the holder’s common stock, but rather will reduce the adjusted tax basis of such stock. To the extent that such distributions exceed the non-U.S. holder’s adjusted tax basis in such common stock, they generally will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. However, such excess distributions may be treated as dividend income for certain non-U.S. holders. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.
Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests
Distributions to a non-U.S. holder that we properly designate as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:
•
the investment in our common stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or

•
the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.
Pursuant to the Foreign Investment in Real Property Tax Act (“FIRPTA”), distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of USRPIs, whether or not designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. holders generally would be taxed at the regular rates applicable to U.S. holders, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. We also will be required to withhold and to remit to the IRS 21% of any distribution to non-U.S. holders attributable to gain from sales or exchanges by us of USRPIs. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability. However, any distribution with respect to any class of stock that is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 21% U.S. withholding tax described above, if the non-U.S. holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions generally will be treated as ordinary dividend distributions and subject to withholding in the manner described above with respect to ordinary dividends. In addition, distributions to certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. Furthermore, distributions to certain “qualified foreign pension funds” or entities all of the interests of which are held by such “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.
Retention of Net Capital Gains
Although the law is not clear on the matter, it appears that amounts we designate as retained net capital gains in respect of our common stock should be treated with respect to non-U.S. holders as actual distributions of capital gain dividends. Under this approach, the non-U.S. holders may be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax paid by us on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual U.S. federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, non-U.S. holders should consult their tax advisors regarding the taxation of such retained net capital gain.
Sale of Our Common Stock
Gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of our common stock generally will not be subject to U.S. federal income tax unless such stock constitutes a USRPI. In general, stock of a domestic corporation that constitutes a United States real property holding corporation (“USRPHC”) will constitute a USRPI. We believe that we are a USRPHC. Our common stock will not, however, constitute a USRPI so long as we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a five-year testing period less than 50% in value of its stock is held directly or indirectly by non-United States persons, subject to certain ownership rules. For purposes of determining whether a REIT is a “domestically controlled qualified investment entity,” ownership generally will be determined by looking through certain pass-through entities and certain other entities. Notwithstanding the foregoing ownership rules, a person who at all applicable times holds less than 5% of a class of a REIT’s stock that is “regularly traded” on an established securities market in the United States will be treated as a United States person unless the REIT has actual knowledge that such person (i) is not a United States person or (ii) in certain cases, is a foreign-controlled entity. We believe, but cannot guarantee, that we are a “domestically controlled qualified investment entity.” Because our common stock is (and, we anticipate, will continue to be) publicly traded, no assurance can be given that we will continue to be a “domestically controlled qualified investment entity.”

Even if we do not qualify as a “domestically controlled qualified investment entity” at the time a non-U.S. holder sells our common stock, gain realized from the sale or other taxable disposition by a non-U.S. holder of such common stock would not be subject to U.S. federal income tax under FIRPTA as a sale of a USRPI if:
(1)	our common stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as the NYSE; and
(2)
such non-U.S. holder owned, actually and constructively, 10% or less of our common stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period.

In addition, dispositions of our common stock by qualified shareholders are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. Furthermore, dispositions of our common stock by certain “qualified foreign pension funds” or entities all of the interests of which are held by such “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.
Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of our common stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either (a) the investment in our common stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items, or (b) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our common stock, a non-U.S. holder may be treated as having gain from the sale or other taxable disposition of a USRPI if the non-U.S. holder (1) disposes of such stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that stock during the 61-day period beginning with the first day of the 30-day period described in clause (1), unless our common stock is “regularly traded” and the non-U.S. holder did not own more than 10% of our common stock at any time during the one-year period ending on the date of the distribution described in clause (1).
If gain on the sale, exchange or other taxable disposition of our common stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of our common stock were subject to taxation under FIRPTA, and if shares of our common stock were not “regularly traded” on an established securities market, the purchaser of such common stock generally would be required to withhold and remit to the IRS 15% of the purchase price.
Information Reporting and Backup Withholding
U.S. Holders
A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on our common stock or proceeds from the sale or other taxable disposition of such stock. Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and:
•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;
•	the holder furnishes an incorrect taxpayer identification number;

•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or
•
the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.
Non-U.S. Holders
Payments of dividends on our common stock generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any distributions on our common stock paid to the non-U.S. holder, regardless of whether such distributions constitute a dividend or whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of such stock within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of such stock conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.
Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.
Medicare Contribution Tax on Unearned Income
Certain U.S. holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on stock and capital gains from the sale or other disposition of stock, subject to certain limitations. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of our common stock.
Additional Withholding Tax on Payments Made to Foreign Accounts
Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our common stock, or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of our common stock paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our common stock. While withholding under FATCA would have applied also to payments of gross proceeds from the sale or other disposition of stock on or after January 1, 2019, proposed Treasury Regulations eliminate FATCA withholding on payments of gross proceeds entirely. Taxpayers generally may rely on these proposed Treasury Regulations until final Treasury Regulations are issued. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we may treat the entire distribution as a dividend. Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their ownership of our common stock.
Other Tax Consequences
State, local and non-U.S. income tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction, or any U.S. federal tax other than income tax. You should consult your tax advisors regarding the effect of state, local and non-U.S. tax laws with respect to our tax treatment as a REIT and your ownership of our common stock.

SELLING SECURITYHOLDERS
The 3.50% exchangeable senior notes due 2031, or the notes, were originally issued by Kimco Realty OP, LLC, our operating entity, and sold by the initial purchasers of the notes in transactions exempt from the registration requirements of the Securities Act to persons reasonably believed by the initial purchasers to be qualified institutional buyers as defined by Rule 144A under the Securities Act. Under certain circumstances, we may issue shares of our common stock upon the exchange of the notes. In such circumstances, the selling securityholders may use this prospectus to resell from time to time the shares of our common stock that we may issue to them upon the exchange of the notes.
Information about certain selling securityholders is set forth herein, and information about additional selling securityholders may be set forth in a prospectus supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act, which are incorporated by reference in this prospectus. Selling securityholders, including their transferees, pledgees or donees or their successors, may from time to time offer and resell pursuant to this prospectus and any accompanying prospectus supplement any or all of the shares of our common stock which we may issue upon the exchange of the notes.
The following table sets forth information, as of November 2, 2026, with respect to the selling securityholders and the number of shares of our common stock that would become beneficially owned by each selling securityholder should we issue our common stock to such selling securityholders that may be offered pursuant to this prospectus upon the exchange of the notes. The information is based on information provided by or on behalf of the selling securityholders. The selling securityholders may offer all, some or none of the shares of our common stock which we may issue upon the exchange of the notes. Because the selling securityholders may offer all or some portion of such shares of our common stock, we cannot estimate the number of shares of our common stock that will be held by the selling securityholders upon termination of any of these sales. In addition, the selling securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their notes or shares of our common stock since the date on which they provided the information regarding their notes in transactions exempt from the registration requirements of the Securities Act.
The number of shares of our common stock issuable upon the exchange of the notes shown in the table below assumes exchange of the full amount of notes held by each selling securityholder at the initial maximum exchange rate of 39.4011 shares of our common stock per $1,000 principal amount of notes and a cash payment in lieu of any fractional share. This exchange rate is subject to adjustment in certain events, including, but not limited to, certain stock dividends on our common stock, splits and combinations, the issuance of certain rights, options or warrants to holders of our common stock, certain distributions of assets, debt securities, capital stock or other property to holders of our common stock, cash dividends on our common stock in excess of a threshold amount, and certain tender or exchange offers. Accordingly, the number of shares of our common stock issued upon the exchange of the notes may increase or decrease from time to time. The number of shares of our common stock owned by the other selling securityholders or any future transferee from any such holder assumes that they do not beneficially own any shares of common stock other than the common stock that we may issue to them upon the exchange of the notes. In addition to the shares of common stock issuable upon exchange of the notes based on the initial maximum exchange rate, this prospectus registers the resale of an aggregate of 2,609,340 additional shares of common stock (or approximately 4.3489 shares per $1,000 principal amount of notes) issuable upon exchange of the notes as a result of adjustments to the exchange rate that may occur after the date of this prospectus.
We have not received any notice from any selling securityholder indicating that any selling securityholders or any of their affiliates, officers, directors or principal equity holders has held any positions or office or has had any material relationship with us within the past three years, and we are not aware of any such position, office or material relationship.

To the extent any of the selling securityholders identified below are broker-dealers, they may be deemed to be, under interpretations of the staff of the SEC, “underwriters” within the meaning of the Securities Act. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares of our common stock beneficially owned.

Name	Number of Shares Beneficially Owned Prior to the Offering	Percentage of Shares Beneficially Owned Prior to the Offering(3)	Number of Shares Offered Hereby(1)	Number of Shares Beneficially Owned After the Offering(2)	Percentage of Shares Beneficially Owned After the Offering(2)(3)
(4)	23,640,660	3.56%	23,640,660	—	*

(1)
In addition to the shares of common stock listed in this column, this prospectus registers the resale of an aggregate of 2,609,340 additional shares of common stock (or approximately 4.3489 shares per $1,000 principal amount of notes) issuable upon exchange of the notes as a result of adjustments to the exchange rate that may occur after the date of this prospectus.

(2)	Assumes each selling securityholder sells all of its shares of our common stock offered pursuant to this prospectus.
(3)	Based on a total of 664,488,625 shares of our common stock outstanding as of November 2, 2026.
(4)
Selling securityholders not named in this prospectus will not be able to use this prospectus for resales until they are named in the selling securityholders table by prospectus supplement or post-effective amendment. Transferees, successors and donees of identified selling securityholders will not be able to use this prospectus for resales until they are named in the selling securityholders table by prospectus supplement or post-effective amendment. If required, we will add transferees, successors and donees by prospectus supplement in instances where the transferee, successor or donee has acquired its shares from holders named in this prospectus after the effective date of this prospectus.

PLAN OF DISTRIBUTION
Any selling securityholder may, from time to time, sell any or all of the shares of our common stock beneficially owned by them and offered hereby directly or through underwriters, broker-dealers or agents. If the common stock is sold through broker-dealers or agents, the selling securityholder will be responsible for underwriting discounts or commissions or agents’ commissions. The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at varying prices determined at the time of sale or at negotiated prices. Such sales may be effected in transactions (which may involve block transactions):
•	on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	otherwise than on such exchanges or services or in the over-the-counter market; or
•	through the writing of options.
In connection with sales of the common stock or otherwise, the selling securityholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the common stock in the course of the hedging positions they assume. The selling securityholders may also sell common stock short and deliver common stock to close out short positions or loan or pledge common stock to broker-dealers that in turn may sell such securities. Notwithstanding anything to the contrary, in no event will the methods of distribution take the form of an underwritten offering of the common stock without the prior agreement of the Company.
If applicable, the specific plan of distribution and terms, including any underwriters, dealers, agents or direct purchasers, the amount underwritten and their compensation will be identified in the applicable prospectus supplement.
The selling securityholders and any broker-dealers or agents that are involved in selling the shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.
The selling securityholders will be subject to the Exchange Act, including Regulation M, which may limit the timing of purchases and sales of common stock by the selling securityholders and their affiliates.
There can be no assurance that the selling securityholders will sell any or all of the shares of common stock registered pursuant to the registration statement, of which this prospectus or any accompanying prospectus supplement forms a part.

LEGAL MATTERS
Certain legal matters will be passed upon for us by Latham & Watkins LLP, Washington, D.C. Certain legal matters with respect to the validity of shares of our common stock and certain other legal matters relating to Maryland law will be passed upon for us by Venable LLP, Baltimore, Maryland. Additional legal matters may be passed upon for us, the selling securityholders or any underwriters, dealers or agents, by counsel that we will name in the applicable prospectus supplement. Certain members of Latham & Watkins LLP and their families own beneficial interests in less than 1% of the Company’s common stock.
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control Over Financial Reporting) of Kimco Realty Corporation and the financial statements of Kimco Realty OP, LLC incorporated in this Prospectus by reference to Kimco Realty Corporation’s and Kimco Realty OP, LLC’s Annual Report on Form 10-K for the year ended December 31, 2025 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.	Other Expenses of Issuance and Distribution
The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$56,751.19
Legal fees and expenses(1)	$150,000.00
Accounting fees and expenses(1)	$20,000.00
Miscellaneous(1)	$3,248.81
Total(1)	$230,000.00

(1)	Estimates. Actual amounts to be determined from time to time.
Item 15.	Indemnification of Directors and Officers
The Maryland General Corporation Law (the “MGCL”) permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. The charter of the Company contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
The charter of the Company authorizes it, to the maximum extent permitted by Maryland law, to obligate itself to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer or (b) any individual who, while a director of the Company and at the request of the Company, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The bylaws of the Company obligate it, to the maximum extent permitted by Maryland law and without requiring a preliminary determination as to entitlement, to indemnify and to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former director or officer who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity or (b) any individual who, while a director or officer of the Company and at the request of the Company, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to the proceeding by reason of his or her service in that capacity. The charter and bylaws also permit the Company, with the approval of the Company’s Board of Directors, to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee or agent of the Company or a predecessor of the Company.
The MGCL requires a Maryland corporation (unless its charter provides otherwise, which the Company’s charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party to or witness in by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, under Maryland law, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that personal benefit was improperly received, unless in either case a court orders indemnification, and then only for expenses. In addition, the MGCL requires the Company, as a condition to advancing expenses, to obtain (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the Company as authorized by the bylaws and (b) a written undertaking by him or her or on his or her behalf to repay the amount paid or reimbursed by the Company if it shall ultimately be determined that the standard of conduct was not met.
The Company has also entered into indemnification agreements with each of its directors, executive officers, and such other employees or consultants of the Company or any subsidiary as may be determined from time to time as the Company’s chief executive officer may in his discretion determine.
The indemnification agreements provide that the Company will indemnify each covered person, or indemnitee, against any and all expenses, judgments, penalties, fines and amounts paid in settlement (collectively referred to as losses) actually and necessarily incurred by the indemnitee or on his behalf, to the fullest extent permitted by law, in connection with any present or future threatened, pending or completed proceeding based upon, arising from, relating to or by reason of the indemnitee’s status as a director, officer, employee, agent or fiduciary of the Company or any other entity the indemnitee serves at the request of the Company. The indemnitee will also be indemnified against all expenses actually and reasonably incurred by him in connection with a proceeding if the indemnitee is, by reason of his service to the Company or other entity at the Company’s request, a witness in any such proceeding to which he is not a party.
No indemnification shall be made under the indemnification agreement on account of indemnitee’s conduct in respect of any proceeding charging improper personal benefit to the indemnitee, whether or not involving action in the indemnitee’s official capacity, in which the indemnitee was adjudged to be liable on the basis that personal benefit was improperly received. In addition to certain other exclusions set forth in the indemnification agreement, the Company will also not be obligated to make any indemnity or advance in connection with any claim made against the indemnitee (a) for which payment has been made to the indemnitee under any insurance policy or other indemnity provision, (b) for an accounting of short-swing profits made by indemnitee from securities of the Company within the meaning of Section 16(b) of the Exchange Act, or, subject to certain exceptions, (c) prior to a change in control of the Company, in connection with any proceeding initiated by indemnitee against the Company or its directors, officers, employees or other indemnitees.
The Company will advance, to the extent not prohibited by law, the expenses incurred by the indemnitee (or reasonably expected by the indemnitee to be incurred within three months) in connection with any proceeding. The indemnification agreement provides procedures for determining the indemnitee’s entitlement to indemnification and advancement of expenses in the event of a claim. The indemnitee is required to deliver to the Company a written affirmation of the indemnitee’s good faith belief that the standard of conduct necessary for indemnification by the Company as authorized by law has been met and a written undertaking to reimburse any expenses if it shall ultimately be established that the standard of conduct has not been met.
To the fullest extent permitted by applicable law, if the indemnification provided for in the indemnification agreement is unavailable to the indemnitee for any reason, then the Company, in lieu of indemnifying and holding harmless the indemnitee, shall pay the entire amount of losses incurred by the indemnitee in connection with any proceeding without requiring the indemnitee to contribute to such payment, and the Company further waives and relinquishes any right of contribution it may have at any time against the indemnitee. The Company shall not enter into any settlement of any proceeding in which the Company is jointly liable with the indemnitee (or would be if joined in such proceeding) unless such settlement provides for a full and final release of all claims asserted against the indemnitee. Furthermore, the Company shall fully indemnify and hold harmless the indemnitee from any claims for contribution which may be brought by directors, officers or employees of the Company other than the indemnitee who may be jointly liable with the indemnitee.
The operating agreement provides that the managing member is not liable to the operating entity or any member for any action or omission taken in its capacity as managing member, for the debts or liabilities of the operating entity or for the obligations of the operating entity under the operating agreement, except for liability for its fraud, willful misconduct or gross negligence, pursuant to any express indemnity the managing member may give to the operating entity or in connection with a redemption. The operating agreement also provides that any obligation or liability in its capacity as the managing member of the operating entity that may arise at any time under the operating agreement or any other instrument, transaction or undertaking contemplated by operating agreement will be satisfied, if at all, out of its assets or the assets of the operating entity only, and no such obligation or liability will be personally binding upon any of its directors, stockholders, officers, employees or agents.
In addition, the operating agreement requires the operating entity, to the fullest extent a Maryland corporation may indemnify and advance expenses to directors and officers of a Maryland corporation under the laws of the State of Maryland, to indemnify, and to pay or reimburse the reasonable expenses in advance of a final disposition of a proceeding to, the managing member, its directors and officers, officers of the operating entity and any other person designated by the managing member, who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service to the operating entity. The operating entity is not required to indemnify or advance funds to any person with respect to any action initiated by the person seeking indemnification without its approval (except for any proceeding brought to enforce such person’s right to indemnification under the operating agreement) or if the person is found to be liable to the operating entity on any portion of any claim in the action.
Any underwriting agreement or distribution agreement that the Company and/or the operating entity enters into with any underwriters or agents involved in the offering or sale of any securities registered hereby may require such underwriters or dealers to indemnify the Company and/or the operating entity, some or all of their respective directors and officers and controlling persons, if any, for specified liabilities, which may include liabilities under the Securities Act.
Item 16.	Exhibits

Exhibit Number	Description
3.1	Articles of Amendment and Restatement of Kimco Realty Corporation (filed as Exhibit 3.1 to Company’s Current Report on Form 8-K12B, filed January 3, 2023, File No. 1-10899)
3.2	Articles of Amendment of Kimco Realty Corporation (filed as Exhibit 3.1 to Company’s Quarterly Report on Form 10-Q, filed August 2, 2024, File No. 1-10899)
3.3	Amended and Restated Bylaws of Kimco Realty Corporation (filed as Exhibit 3.1 to Company’s Quarterly Report on Form 10-Q, filed July 28, 2023, File No. 1-10899)
3.4	Certificate of Formation of Kimco Realty OP, LLC, dated January 3, 2023 (filed as Exhibit 3.4 to Company’s Current Report on Form 8-K12B, filed January 3, 2023, File No. 1-10899)
3.5
Amended and Restated Limited Liability Company Agreement of Kimco Realty OP, LLC, dated January 2, 2024 (filed as Exhibit 3.1 to Company’s Current Report on Form 8-K, filed January 2, 2024, File No. 1-10899)

4.1	Form of common stock certificate (filed as Exhibit 4(h) to Predecessor’s Registration Statement on Form S-3, dated May 30, 1996, File No. 333-4833)
5.1*	Opinion of Venable LLP
8.1*	Opinion of Latham & Watkins LLP with respect to tax matters
23.1*	Consent of Venable LLP (included in Exhibit 5.1)
23.2*	Consent of Latham & Watkins LLP (included in Exhibit 8.1)
23.3*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm
23.4*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm
24.1*	Power of Attorney (included on Signature Page)
107*	Filling Fee Table

*	Filed herewith.
Item 17.	Undertakings
(a)	The undersigned registrant hereby undertakes:
(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)	to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in this registration statement; and
(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:
(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415 (a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in this registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of this registration statement relating to the securities in this registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of this registration statement or made in a document incorporated or deemed incorporated by reference into this registration statement or prospectus that is part of this registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(6)	That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities:
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of each registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Jericho, State of New York, on this 5th day of November, 2026.

KIMCO REALTY CORPORATION

By:	/s/ Glenn G. Cohen
Glenn G. Cohen
Chief Financial Officer

POWER OF ATTORNEY
Each of the undersigned individuals whose names appear below hereby severally constitutes and appoints Conor C. Flynn and Glenn G. Cohen, and each of them singly (with full power to each of them to act alone), his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution in each of them, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and any other registration statements and amendments thereto relating to such offering that is to be effective upon filing pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Richard B. Saltzman	Chairman of the Board of Directors	November 5, 2026
Richard B. Saltzman

/s/ Conor C. Flynn	Chief Executive Officer and Director	November 5, 2026
Conor C. Flynn

/s/ Ross Cooper	President – Chief Investment Officer and Director	November 5, 2026
Ross Cooper

/s/ David Jamieson	Executive Vice President – Chief Operating Officer and Director	November 5, 2026
David Jamieson

/s/ Philip E. Coviello	Director	November 5, 2026
Philip E. Coviello

/s/ Nancy Lashine	Director	November 5, 2026
Nancy Lashine

/s/ Henry Moniz	Director	November 5, 2026
Henry Moniz

Signature	Title	Date
/s/ Mary Hogan Preusse	Director	November 5, 2026
Mary Hogan Preusse

/s/ Valerie Richardson	Director	November 5, 2026
Valerie Richardson

/s/ Glenn G. Cohen	Executive Vice President - Chief Financial Officer	November 5, 2026
Glenn G. Cohen

/s/ Kathleen Thayer	Executive Vice President - Chief Accounting Officer	November 5, 2026
Kathleen Thayer